Exhibit 10.24

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

EXECUTION VERSION

EXCLUSIVE LICENSE AND OPTION AGREEMENT

This EXCLUSIVE LICENSE AND OPTION AGREEMENT (the “Agreement”) is made and entered into effective as of 28 October 2017 (the “Effective Date”) by and between ASTRAZENECA AB, a company incorporated in Sweden under no. 556011-7482 with its registered office at SE-151 85 Sodertalje, Sweden (“AstraZeneca”), and MEREO BIOPHARMA 4 LIMITED, a company incorporated in England and Wales under no. 11029583 with its registered office at 4th Floor, One, Cavendish Place, London, W1G 0QF (“Mereo”). AstraZeneca and Mereo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

(A)

AstraZeneca owns and controls certain intellectual property rights and assets relating to a compound designated AZD9668, which is an orally delivered form of a neutrophil elastase inhibitor that has been the subject of Phase II clinical trials in respiratory diseases [***];

(B)

AstraZeneca wishes to grant a world-wide, exclusive license to Mereo and Mereo wishes to obtain, a license under such intellectual property rights to develop, manufacture and commercialize such compounds in the Territory, in each case in accordance with the terms and conditions set forth in this Agreement; and

(C)

AstraZeneca wishes to grant Mereo an option to acquire title to certain of such intellectual property rights and Mereo wishes to obtain such option, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“[***]” has the meaning given in the Subscription Deed;

1.2	“Accounting Standards” means the International Financial Reporting Standards (“IFRS”), consistently applied.

1.3

“Additional Studies” means the [***] collaborative research agreements currently under negotiation or recently executed between AstraZeneca or its Affiliates and [***], in each case which relate to the Compounds and which will be entered into prior to or after the Effective Date pursuant to Section 5.6, as further described in Part 1 of Schedule 1.3.

1.4

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5	“Agreement” has the meaning set forth in the preamble hereto.

1.6

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.7

“Applicable Law” means all federal, provincial, state, local and foreign law (including United States), (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, directive, order, injunction, judgment, decree, ruling or other similar requirement, and other agreements between states or between states and the European Union or other supranational bodies, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, including the FFDCA and the Anti-Corruption Laws.

1.8	“API” means active pharmaceutical ingredient.

1.9	“AstraZeneca” has the meaning set forth in the preamble hereto.

1.10	“AstraZeneca Hourly Rate” means an hourly rate of [***] United States Dollars for AstraZeneca personnel.

1.11

“AZ’s Global Ethical Interactions Policy” means AstraZeneca’s “Ethical Interactions & Anti-Bribery/Anti-Corruption Policy”, as available on AstraZeneca’s website at https://www.astrazeneca.com/content/dam/az/PDF/Ethical-Interactions-Policy.pdf from time to time.

1.12	“Auditor” has the meaning set forth in Section 8.14.

1.13	“Breaching Party” has the meaning set forth in Section 14.2.1.

1.14	“Business” means the assets, business, operations and activities of Developing and Manufacturing the Compounds and includes any other actions taken in furtherance of the Business.

1.15	“Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in London or Stockholm, Sweden are permitted or required to be closed.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

1.16

“Calculation Agent” means the auditors (from time to time) of the Company or, if they are unwilling or unable to act, an independent firm of chartered accountants (of international repute) as the parties shall agree (or, if they are unable to reach agreement within [***] of a notice to agree being served by either party on the other, as determined by the [***] on the [***]);

1.17

“Calendar Quarter” means each successive period of three (3) calendar months commencing on 1 January, 1 April, 1 July and 1 October, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of 1 January, 1 April, 1 July or 1 October after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.18

“Calendar Year” means each successive period of twelve (12) calendar months commencing on 1 January and ending on 31 December, except that the first Calendar Year of the Term shall commence on the Effective Date and end on 31 December of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on 1 January of the year in which the Term ends and end on the last day of the Term.

1.19	“Clinical Trial” means any [***], [***] and/or variations or subsets of such trials.

1.20

“Combination Product” means (a) a single Product in finished form that is comprised of or contains a Compound as an API together with one (1) or more other APIs and is sold [***]; (b) any Product [***]; or (c) any Product [***] (i.e. where a Product [***]), to the extent not described in (a) or (b).

1.21	“Commencement” means, in relation to a Clinical Trial, the first dosing of the first patient participating in such Clinical Trial.

1.22

“Commercialization” means any and all activities directed to the launch of, offering for sale of or sale of a Product, including activities related to marketing, promoting, detailing, distributing, Manufacturing, importing, exporting, offering to sell or selling such Product, interacting with Regulatory Authorities regarding any of the foregoing and seeking pricing or reimbursement approvals (as applicable). When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.23

“Commercially Reasonable Efforts” means, with respect to the performance of Development or Commercialization activities with respect to a Compound or a Product by Mereo, the carrying out of such activities using efforts and resources comparable to the efforts and resources used by an entity that is comparable and similarly situated to Mereo in the research-based bio-pharmaceutical industry for compounds or products of similar market potential at a similar stage in development or product life taking into account mechanism of action, product profile, efficacy, safety, actual or anticipated Regulatory Authority approved labelling, the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity), competitiveness of alternative products in the marketplace, costs, time required for and likelihood of obtaining Regulatory Approval given the regulatory structure involved, product profitability, and other relevant factors commonly considered in similar circumstances.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

1.24	“Competitive Product” means any neutrophil elastase inhibitors for the treatment of: Alpha-1 Antitrypsin Deficiency.

1.25	“Compound” means (a) (i) the pharmaceutical compound known as AZD9668, which is a neutrophil elastase inhibitor (the “9668 Compound”) [***] and (b) any [***] of (a).

1.26	“Confidential Information” has the meaning set forth in Section 10.1.

1.27

“Control” or “Controlled” (as applicable) means, with respect to any item of Information, Regulatory Documentation, material, Patent, Know-How or other intellectual property right, possession of the right of a Party or its Affiliates, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to grant to the other Party a license, sublicense, access or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense, access or other right.

1.28	“Controlling Party” has the meaning set forth in Section 9.5.

1.29

“Currency Conversion Policy” means Mereo’s, its Affiliate’s or Sublicensee’s, as applicable, standard currency conversion policy from time to time, consistent with Accounting Standards and IAS 21 (The Effects of Changes in Foreign Exchange Rates) and which is consistently applied across Mereo, its Affiliates or Sublicencee, as applicable.

1.30

“Development” means all drug development activities, including those related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, assay development and audit development formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation, submission and prosecution of Drug Approval Applications, regulatory affairs with respect to the foregoing, packaging development and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.31	“Development Report Period” means, on a Product-by-Product basis, the period commencing on the Effective Date and expiring on Mereo’s cessation of Development for such Product.

1.32	“Dispute” has the meaning set forth in Section 16.6.1.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

1.33	“Dollars” or “$” means United States Dollars.

1.34

“Drug Approval Application” means a New Drug Application as defined in the FFDCA or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval.

1.35	“Effective Date” has the meaning set forth in the preamble hereto.

1.36	“EMA” means the European Medicines Agency and any successor agency thereto.

1.37	“Enforcing Party” has the meaning set forth in Section 9.3.2.

1.38

“European Union” or “EU” means the economic, scientific and political organization of member states as it may be constituted as at the Effective Date. For clarity, the European Union, as at the Effective Date, includes the United Kingdom.

1.39

“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

1.40	“Exploitation” means the act of Exploiting a compound, product or process.

1.41

“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined by the Calculation Agent, provided that the fair market value of a cash dividend paid or to be paid per Ordinary Share shall be the amount of such cash dividend per Ordinary Share determined as at the date of announcement of such dividend;

1.42	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.43

“FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.44	“Field” means all diagnostic, prophylactic and therapeutic uses in humans and animals.

1.45

“First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first invoiced sale by Mereo or an Affiliate of Mereo or a Sublicensee to a Third Party for monetary value for use or consumption by the end user of such Product in such country after Regulatory Approval for such Product has been obtained in such country. Sales or transfers prior to receipt of Regulatory Approval for such Product for research, use pursuant to a treatment IND, proof of concept studies or other clinical trial purposes, or for compassionate, named patient or other similar use, shall not be considered a First Commercial Sale.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

1.46	“[***]” means the [***] of [***] following [***] of [***] of [***] such that the [***]. For the avoidance of doubt this does not include [***].

1.47

“Generic Version” means, with respect to [***] a Product, any other prescription pharmaceutical product sold by a Third Party that is not a Sublicensee, or distributor of Mereo, its Affiliate, or their Sublicensees, that (i) contains the same API(s) as such Product, (ii) has the same [***] as such Product and (ii) is “therapeutically equivalent” as evaluated by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the FDA’s Orange Book (or, with respect to any country in the Territory outside the United States, is similarly substitutable under equivalent Applicable Law in such country), with respect to such [***], as such Product.

1.48

“Government Official” means (a) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (b) any political party, party official or candidate, (c) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (d) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.49	“Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).

1.50	“Indemnification Claim Notice” has the meaning set forth in Section 13.3.1.

1.51	“Indemnified Party” has the meaning set forth in Section 13.3.1.

1.52	“Indication” means a specific disease or condition for which a Product is designed to diagnose, mitigate, prevent or treat.

1.53

“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, structures, sequences, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, statistical programs including QC programs, clinical study reports, trial master files, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed under or in connection with any Transferring Contract, Additional Study or Ongoing Research Agreement which is not assigned to Mereo as of the Effective Date.

1.54	“Infringement” has the meaning set forth in Section 9.3.1.

1.55	“Initiation” means, with respect to a clinical study, the first dosing of the first human subject in such clinical study.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

1.56	“Invention” means any invention, Information, discovery, development or modification, whether or not patented or patentable.

1.57	“Invoiced Sales” has the meaning set forth in the definition of “Net Sales”.

1.58	“Knowledge” means, with regard to AstraZeneca, the actual knowledge [***] of [***] of AstraZeneca [***], and with respect to Mereo, the actual knowledge of the [***] of Mereo.

1.59	“Loan Note 1” means the [***] to be issued by Mereo to MBGP for the principal amount of $2.0 million pursuant to Section 8.2.1(a).

1.60	“Loan Note 2” means the [***] to be issued by Mereo to MBGP for the principal amount of $[***] pursuant to Section 8.2.1(b).

1.61	“Loan Note 3” means the [***] to be issued by Mereo to MBGP for the principal amount of $[***] pursuant to Section 8.2.1(c).

1.62	“Loan Notes” means Loan Note 1, Loan Note 2 and Loan Note 3;

1.63	“Losses” has the meaning set forth in Section 13.1.

1.64

“MAA” means an application for the authorization to market any Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

1.65

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labelling, shipping and holding of a Product, or Compound or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, stability testing, quality assurance and quality control.

1.66

“Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement that would, [***], have a material adverse effect on AstraZeneca [***].

1.67	“Mereo” has the meaning set forth in the preamble hereto.

1.68	“MBGP” means Mereo BioPharma Group plc, a company incorporated in England and Wales with registered number 09481161.

1.69	“NCATS” means the National Center for Advancing Translational Sciences of the United States National Institutes of Health.

1.70

“Net Sales” means, with respect to a Product for any period, the gross amounts invoiced by Mereo or its Affiliates to Third Parties for sales of the Product in the Territory (the “Invoiced Sales”), less the following deductions to the extent included in the gross invoiced sales price for the Product or otherwise directly paid or incurred by Mereo or its Affiliates with respect to the sale of the Product:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(a)

trade, quantity, governmental or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods or damaged goods or goods otherwise not in saleable condition;

(b)

rebates and chargebacks allowed, given or accrued to customers and Third Parties (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, and governmental taxes in the nature of a rebate based on usage levels or sales of the Product);

(c)	taxes related to [***] assessed on the sale of the Product;

(d)	any other similar and customary deductions that are consistent with Accounting Standards;

(e)

to the extent amounts from a prior period are not collected and are written off by Mereo, including bad debts, the lesser of (i) [***] and (ii) [***], provided that if any such amounts are subsequently collected, they will be included in the calculation of Net Sales; and

(f)

an allowance for transportation costs, distribution expenses, special packaging and related insurance charges, freight and insurance charges, taken in accordance with Purchaser’s standard practices applicable to other of Purchaser’s products, which allowance will in no event exceed [***] of the amount arrived at after application of items (a) to (d) above.

Subject to the above, Net Sales shall be calculated in accordance with Accounting Standards. For the avoidance of doubt, in the case of any sale or other disposal of a Product between or among Mereo and its Affiliates for resale, invoiced sales and Net Sales shall be calculated only on the amount invoiced on the first arm’s length sale thereafter to a Third Party, provided that in each case:

(i)	the following will not be included in Net Sales:

(A)	transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use, indigent programs or governmental purposes;

(B)	commercially reasonable quantities of Product used as samples to promote additional Net Sales; and

(C)	Product provided for use in the Development of Products; and

(D)	sales or transfers between or among Mereo, its Affiliates or Sublicensees;

(ii)

in the event that a Product is sold as part of a Combination Product, Net Sales of the Product, shall be determined by multiplying Net Sales of the Combination Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sales price of the Product when sold separately in finished form and B is the weighted average sale

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

price of the other product(s) sold separately in finished form. In the event that such average sales price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining payments hereunder shall be mutually agreed by the Parties based on the relative value contributed by each component, and such agreement shall not be unreasonably withheld.

1.71	“Non-Breaching Party” has the meaning set forth in Section 14.2.1.

1.72	“Notice Period” shall have the meaning set forth in Section 14.2.1.

1.73

“Ongoing MTAs” means those ongoing material transfer agreements between AstraZeneca or an Affiliate of AstraZeneca and a Third Party, which relate to the Compounds, each as described in more detail on Schedule 1.129.

1.74	“Ongoing Research Agreements” means [***]; and [***] the Ongoing MTAs, each as described in more detail on Schedule 1.129.

1.75	“Option” shall have the meaning set forth in Section 2.1.3.

1.76	“Option Exercise Date” shall have the meaning set forth in Section 2.1.3(b).

1.77

“Option Know-How” means (i) any Information which is owned by AstraZeneca or any of its Affiliates as of the Effective Date or which is owned or Controlled by AstraZeneca or any of its Affiliates under the Transferring Contracts and Additional Studies following the Effective Date and prior to the effective date of the assignment of the relevant Transferring Contract or Additional Study, in each case, that (ii) relates [***] to the Compounds.

1.78

“Option Intellectual Property” means (a) the Option Know-How and (b) the Option Patents (i) which are owned by AstraZeneca or any of its Affiliates as of the Effective Date as well as any Information which is owned or Controlled by AstraZeneca or any of its Affiliates under the Transferring Contracts and Additional Studies following the Effective Date and prior to the effective date of the assignment of the relevant Transferring Contract or Additional Study and, in each case, that (ii) relate [***] to the Compounds or Products.

1.79

“Option Patents” means those Patents that are owned by AstraZeneca or any of its Affiliates as of the Effective Date and listed in Schedule 1.79 and any Patents at any time during the term of the Agreement claiming priority thereto or to any application from which such Patents have issued.

1.80	“Ordinary Shares” has the meaning set forth in the Subscription Deed;

1.81	“Parent Company Guarantee” means the guarantee entered into on even date herewith between AstraZeneca and MBGP, pursuant to which MBGP agrees to guarantee Mereo’s obligations hereunder.

1.82	“Party” and “Parties” have the meaning set forth in the preamble hereto.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

1.83

“Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, non-provisionals, PCTs, and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.84	“Payment” has the meaning set forth in Section 8.10.1.

1.85

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.86

“[***]” means (i) a human clinical trial of a Product [***] (e.g., in the United States such clinical trial is conducted [***]) and to [***] in patients with the disease or condition being studied and to [***], for purposes of filing an NDA or MAA for Product, and that would satisfy the requirements under [***], or (ii) any other clinical trial that is intended to establish [***], and to determine [***], which clinical trial is a [***] as evidenced by [***].

1.87	“[***]” has the meaning set forth in Section 8.3.3.

1.88	“[***]” has the meaning set forth in Section 8.3.1.

1.89	“[***]” has the meaning set forth in Section 8.3.2

1.90	“[***]” means [***] or [***] or other [***] to the [***] of [***] (including an [***] of any [***] of [***] or [***] and [***] instead of the [***] or [***] of a [***]).

1.91

“[***] Success Payments” means the [***], the [***] and the [***]. As provided in Section 2.1.3, within [***] days following the payment of all [***] Success Payments and the issuance of [***] and [***], Mereo shall have the right to exercise the Option.

1.92	“[***]” means a study in patients [***].

1.93

“Product” means any product that is comprised of or contains a Compound, alone or in combination with one (1) or more other API, in any and all forms, presentations, dosages and formulations. “Product” includes (a) a Product that includes as an API the 9668 Compound (a “9668 Product”)[***]. For clarity, (i) the 9668 Product

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

[***] shall be considered different Products, (ii) all forms, presentations, dosages and formulations of the 9668 Product, and all combinations of the 9668 Product with one or more other APIs, shall collectively be deemed to be one and the same Product, and (iii) [***].

1.94

“Product Agreement” means, with respect to a Product [***], any agreement entered into by and between Mereo or any of its Affiliates or its or their Sublicensees, on the one hand and one (1) or more Third Parties, on the other hand, that is [***] for the Exploitation of such Product in the Field in the Territory, including (i) any agreement pursuant to which Mereo, its Affiliates or its or their Sublicensees receives any license or other rights to Exploit such Product, (ii) supply agreements pursuant to which Mereo, its Affiliates or its or their Sublicensees obtain or will obtain quantities of such Product, (iii) clinical trial agreements, (iv) contract research organization agreements and (v) service agreements.

1.95	“Product Know-How” means the Option Know-How and the Related Know-How.

1.96	“Product Intellectual Property” means the Option Intellectual Property and the Related Know-How.

1.97	“Prosecuting Party” has the meaning set forth in Section 9.2.1.

1.98

“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to distribute, market, sell or offer for sale a Product in such country, including, where applicable, (i) pricing or reimbursement approval in such country, (ii) marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (iii) labelling approval.

1.99

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Compounds or Products in the Territory, including the FDA in the United States and the EMA in the European Union (including any successor authority in respect of the United Kingdom).

1.100

“Regulatory Documentation” means: all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing; in each case ((i), (ii) and (iii)) relating to a Compound or a Product.

1.101

“Related Know-How” means (i) any Information which is owned or Controlled by AstraZeneca or any of its Affiliates as of the Effective Date as well as any Information which is owned or Controlled by AstraZeneca or any of its Affiliates under the Transferring Contracts and Additional Studies following the Effective Date

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

and prior to the effective date of the assignment of the relevant Transferring Contract or Additional Study and, in each case, that is (ii) reasonably necessary or intended for use in connection with the Development or Exploitation of Product(s) in the Field in the Territory. Related Know-How excludes the Option Know-How and excludes [***].

1.102

“Remaining API” means all Compound API in AstraZeneca’s or its Affiliates’ possession or control which were not allocated as of the Effective Date for use in AstraZeneca’s then Ongoing Research Agreements, [***], provided that on the effective date of transfer of a given Ongoing Research Agreement to Mereo, the amount of such Compound API required for such Ongoing Research Agreement shall become Remaining API always with the exception that [***] of [***] and [***].

1.103

“Retained Rights” mean, with respect to the Compounds and Products in the Field in the Territory, the rights of AstraZeneca, its Affiliates and its and their licensors, (sub)licensees and contractors to perform its and their obligations under this Agreement.

1.104

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period beginning on the date of the First Commercial Sale of such Product in such country and ending on the latest to occur of: (i) ten years from such First Commercial Sale or (ii) the expiration of the last-to-expire Valid Claim of an Option Patent in such country that, if asserted against a Person, would, in the absence of a license, be sufficient to prevent the sale or use by such Person of all Generic Versions of such Product in such country.

1.105	“[***]” has the meaning set forth in clause 1.2 of the Subscription Deed.

1.106	“[***]” has the meaning set forth in clause 1.2 of the Subscription Deed.

1.107	“Senior Officer” means, with respect to AstraZeneca, [***] and with respect to Mereo, [***].

1.108

“Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Mereo or its Affiliate under the grants in Section 2.1, as provided in Section 2.2, but excluding any distributor, and which shall include any Person that is granted a licence under the Option Intellectual Property following Mereo’s exercise of the Option.

1.109

“Sublicensing Consideration” means [***] payments received by Mereo or its Affiliates from a Sublicensee in consideration for the grant of a license, waiver from suit or equivalent rights under any Product Intellectual Property in the form of [***]; provided, however, Sublicensing Consideration does not include payments received by Mereo or its Affiliates from Sublicensees for (a) the purchase of equity to the extent [***]) or issuance of debt instruments ([***]); (b) reimbursement for bona fide development expenses incurred by Mereo or its Affiliates (c) amounts received as consideration for the grant of a license, sublicense, waiver from suit or equivalent rights under any technology or intellectual property other than the Product Intellectual Property, whether [***] or [***], based on a [***] taking into account the relative value of the Product Intellectual Property and those other rights; (d) amounts received for supply of Compound, or Product to a Sublicensee for [***] the [***], or for the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

[***] of [***] (including for [***]) to the extent [***]; (e) reimbursement of the amount paid for [***] by Mereo, such as [***] or [***] to [***]; (f) any payments made to Mereo for Mereo’s performance of services, including Development or Commercialization services. For clarity, any consideration received in connection with any merger, consolidation, acquisition, divestment or asset sale by Mereo or MBGP is not Sublicensing Consideration hereunder.

1.110	“Subscription Deed” means that certain ordinary shares subscription deed between MBGP and AstraZeneca and dated as of the Effective Date.

1.111	“Subscription Shares” shall have the meaning set forth in the Subscription Deed.

1.112

“Tax” or “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

1.113

“Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorized to levy Tax.

1.114	“Tech Transfer Support” has the meaning given in Section 4.1.1.

1.115	“Tech Transfer Support Period” has the meaning set forth in Section 4.1.2.

1.116	“Term” has the meaning set forth in Section 14.1.

1.117	“Termination Notice” has the meaning set forth in Section 14.2.1.

1.118	“Territory” means world-wide.

1.119	“[***]” has the meaning set forth in clause 1.2 of the Subscription Deed.

1.120	“[***]” has the meaning set forth in clause 1.2 of the Subscription Deed;

1.121	“Third Party” means any Person other than AstraZeneca, Mereo and their respective Affiliates.

1.122	“Third Party Claims” has the meaning set forth in Section 13.1.

1.123	“Third Party Infringement Claim” has the meaning set forth in Section 9.4.

1.124	“Third Party Patent Right” has the meaning set forth in Section 9.6.

1.125

“Third Party Payments” means the aggregate of [***] payments (including for [***]) Mereo, its Affiliates or Sublicensees pay directly to a Third Party for rights under patents or know-how controlled by such Third Party necessary for the manufacture, use or sale of Products. For avoidance of doubt, [***] payments by Mereo, its Affiliates or Sublicensees for licenses to Patents or Information generated by the Ongoing Research Agreements or Additional Studies will be included in Third Party Payments.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

1.126	“Top Line Data” means with respect to a clinical study, a summary of demographic data, the data for the primary endpoint and a summary of safety data.

1.127	“Top Line Data Date” means the date on which Mereo provides AstraZeneca with a copy of its Top Line Data from the first [***] for a Product.

1.128	“Transfer Activities” means those activities to be performed by AstraZeneca as set out in Sections 3.1 and 4.

1.129	“Transferring Assets” means those assets to be transferred by AstraZeneca to Mereo pursuant to Section 3.1, as set forth on Schedule 1.129.

1.130	“Transferring Contracts” means the Ongoing Research Agreements, each as set out in Schedule 1.129.

1.131

“Transferring Regulatory Documentation” means Regulatory Documentation owned by AstraZeneca or any of its Affiliates as of the Effective Date [***] related to the Product(s) in the Field in the Territory.

1.132	“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom.

1.133	“United Kingdom” means the United Kingdom and its territories and possessions.

1.134	“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.135

“Valid Claim” means a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (a) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (b) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal.

1.136	“VAT” has the meaning set forth in Section 8.10.2.

2.	GRANT OF RIGHTS

2.1	Grants to Mereo

Subject to the terms and conditions of this Agreement, AstraZeneca hereby grants to Mereo:

2.1.1

subject to Section 2.3, an exclusive (even as to AstraZeneca and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.2, under the Option Intellectual Property to Exploit the Compounds and Products in the Field in the Territory;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

2.1.2	a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.2, under the Related Know-How to Exploit the Compounds and Products in the Field in the Territory; and

2.1.3

an exclusive option, exercisable any time within [***] days following: (i) payment by Mereo to AstraZeneca of all [***] Success Payments; (ii) [***]; and (iii) [***], to require the transfer to Mereo of all right, title and interest of AstraZeneca and any of its respective Affiliates to the Option Intellectual Property (the “Option”) for the consideration stated in Section 8, exercisable as follows:

(a)

within the [***] day period referred to above in this Section 2.1.3, Mereo may provide AstraZeneca with written notice that it desires AstraZeneca to transfer to Mereo all of AstraZeneca’s and its respective Affiliates’ right, title and interest of to the Option Intellectual Property; and

(b)

effective upon the date AstraZeneca receives such notice (“Option Exercise Date”), AstraZeneca shall cause its respective Affiliates to, grant, sell, transfer, convey, assign and deliver to Mereo, and Mereo shall accept from AstraZeneca or any of its respective Affiliates all of AstraZeneca and any of its respective Affiliates’ right, title and interest of to, the Option Intellectual Property, including any and all rights to bring proceeding and obtain all remedies in respect of any infringement or unauthorized use of the Option Intellectual Property, irrespective of when such infringement occurred or occurs (including prior to the Effective Date), by way of an assignment agreement to be agreed between the Parties acting reasonably.

(c)

For clarity, if Mereo exercises the Option, the license granted in Section 2.1.1 will expire once all of AstraZeneca’s and any of its respective Affiliates’ right, title and interest to the Option Intellectual Property has been sold, transferred, conveyed, assigned and delivered to Mereo (including the perfection of the relevant transfers), but Mereo’s obligations under this Agreement shall continue, including Mereo’s obligation to make payments to AstraZeneca as set forth in Section 8.

2.2	Sublicenses

2.2.1

Mereo shall have the right to grant sublicenses (or licences or further rights of reference, as applicable), through multiple tiers, under the licenses and rights granted in Section 2.1 (a) to its Affiliates upon notice to AstraZeneca but without consent and (b) to Third Party only with the prior written consent of AstraZeneca (not to be unreasonably withheld), and provided that in each case such license or sublicense is consistent with the terms and conditions of this Agreement and provided that Mereo shall be liable for all acts or omissions of any Sublicensee that, if committed by Mereo, would be a breach of any of the provisions of this Agreement.

2.2.2

Mereo shall remain at all times responsible for the performance of its Affiliates and permitted Sublicensees that are sublicensed as permitted herein and the grant of any such license or sublicense shall not relieve Mereo of its obligations under this Agreement, except to the extent such obligations are performed by such Sublicensee.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

2.3	Retained Rights

Mereo acknowledges and agrees that AstraZeneca retains the right for AstraZeneca or its Affiliates to enter into the Additional Studies solely as set out in Section 5.6 and Mereo hereby grants to AstraZeneca a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.2, expiring upon the assignment of the relevant agreement to Mereo in accordance with Section 5.6, under the Option Intellectual Property solely to the extent required to perform research, pre-clinical and other non-clinical testing pursuant to the agreements governing the conduct of the Additional Studies, in each case as [***] in accordance with Section 5.6.1.

2.4	No Other Rights Granted by AstraZeneca

Except as expressly provided herein, neither AstraZeneca or any of its Affiliates grants any other right or license, including any rights or licenses to the Product Intellectual Property or any other Patent or other intellectual property rights.

2.5	Non-Compete

For a period of three (3) years following the Effective Date, AstraZeneca shall not and shall cause its Affiliates not to (a) directly or indirectly Commercialize or Develop any Competitive Product in the Territory or (b) [***] to Commercialize or Develop any Competitive Product in the Territory. AstraZeneca agrees that this Section 2.5 is reasonable and necessary to protect Mereo’s legitimate business interest. AstraZeneca will not, during the Term, [***]. The Parties agree that, in the event that a court of competent jurisdiction determines that this Section 2.5 is unenforceable as written, the court should enforce this Section 2.5 to render it valid and enforceable to the maximum extent possible.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

2.6	Non-Assert

AstraZeneca hereby covenants and agrees that it shall not, and shall cause that its Affiliates do not, sue, or support or encourage any Third Party in suing, any Mereo Party claiming that the manufacture, having manufactured, use, distribution, sale, offering for sale, or importation of any Product or any component thereof permitted under this Agreement for sale in the Territory as of or after the Effective Date infringes or misappropriates any intellectual property rights AstraZeneca and / or its Affiliates may have in or to the Products. AstraZeneca shall impose the foregoing covenant not-to-sue on (i) its Affiliates and (ii) any Third Party to which AstraZeneca or any of its Affiliates may assign, exclusively license or [***] to the foregoing intellectual property rights. The Parties expressly agree and intend that the covenants and agreements set forth in this Section 2.6 shall run with such intellectual property right, as a covenant appurtenant, and shall continue and be binding on any successor-in-interest to such intellectual property right. For the purposes of this Section 2.6, “Mereo Party” means (a) Mereo and its Affiliates, and (b) Mereo’s and its Affiliates’ licensees, sublicensees, suppliers, distributors, importers, contractors, direct or indirect customers (including without limitation [***]), and manufacturers of the Products, in each case to the extent that such party makes, has made, uses, distributes, sells, offers for sale, or imports the products (or components thereof) referenced above in the Territory for Mereo or its Affiliates in accordance with this Section 2.

3.	TRANSFER OF ASSETS, MATERIALS

3.1	Transferring Assets.

Subject to Section 5.5, on the Effective Date, in accordance with the terms and conditions of this Agreement, for the consideration stated in Section 8, AstraZeneca shall and hereby does, and shall cause its respective Affiliates to, grant, sell, transfer, convey, assign and deliver to Mereo, and Mereo shall accept from AstraZeneca or any of its respective Affiliates, as of the Effective Date, all right, title and interest of AstraZeneca and any of its respective Affiliates to the Transferring Assets.

3.2	Remaining API

AstraZeneca hereby agrees, and shall cause its respective Affiliates, to grant, sell, transfer, convey, assign and deliver to Mereo, and Mereo shall accept from AstraZeneca or any of its respective Affiliates the Remaining API. AstraZeneca shall deliver all quantities of the Remaining API to its or its nominated designee’s facility [***] within [***]. The Parties agree that: (i) such Remaining API shall be used solely for the Development of the Compounds or Products pursuant to this Agreement; and (ii) such Remaining API shall not be made available by Mereo to any Third Party except as expressly consented to in writing by AstraZeneca, provided that Mereo may make such Remaining API available to a subcontractor or Sublicensee of Mereo. WITHOUT PREJUDICE TO SECTION 11.2, MEREO AGREES THAT ALL SUCH REMAINING API IS PROVIDED “AS IS” AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

3.3	Materials

Notwithstanding Sections 3.1 and 3.2, the Parties agree that Mereo shall [***] to source all materials (including API) necessary for the Development, Commercialization and Manufacture of Products from a Third Party. AstraZeneca shall provide Mereo and such Third Party supplier(s) with reasonable assistance in connection with the qualification, validation and onboarding of such Third Party supplier during the Tech Transfer Support Period [***], and following the expiry of such period, [***] (a) [***] of [***] to [***] such [***] at the [***] and (b) [***] and [***] in [***], in each case as [***] in [***] the [***].

3.4	TUPE

Notwithstanding the transfer of the Transferring Assets, each Party confirms that it does not consider TUPE will apply to the commencement or termination of this Agreement or to the transactions contemplated hereby.

4.	TECHNOLOGY TRANSFER

4.1	Transfer Activities

4.1.1

In addition to its obligations under Section 3.2, AstraZeneca will provide reasonable access to and make its qualified and technical personnel with knowledge of the research and development of the Compounds, as reasonably required to assist with the transfer of such Product Know-How, reasonably available to Mereo in person at AstraZeneca’s facilities or by teleconference during normal business hours to (a) facilitate the transfer of Product Know-How in accordance with Section 4.1.3 and the Transferring Assets and (b) assist Mereo in familiarizing its personnel with any intellectual property comprised in the Transferred Assets ((a) and (b) together being the Tech Transfer Support”). Representatives of AstraZeneca and Mereo shall meet in person or by teleconference as reasonably required, to facilitate the timely and efficient transfer of knowledge and technology.

4.1.2

AstraZeneca shall provide Mereo with the Tech Transfer Support for a period of [***] months following the Effective Date (the “Tech Transfer Support Period”) provided that: (a) [***] for the [***] of the [***] of [***] by [***]; and, (b) [***] the [***] of [***] to [***] (a), [***] by [***] at [***] (i) [***] of [***] to [***] such [***] at the [***] and (ii) [***] and [***] in connection therewith, in each case as agreed [***].

4.1.3

AstraZeneca shall make available and deliver to Mereo all documented then existing Product Know-How in AstraZeneca’s possession that has not previously been provided hereunder no later than [***] days after the Effective Date, and thereafter no later than [***] days after the creation of the relevant Option Know-How, [***].

5.	DEVELOPMENT ACTIVITIES

5.1	Diligence

After the Effective Date and after completion of relevant Transfer Activities, Mereo shall be solely responsible for all aspects of the Development of the Compounds and Products in the Field in the Territory. Mereo shall use Commercially Reasonable Efforts to Develop and obtain and maintain Regulatory Approvals for a Product for use in the Field in the Territory.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

5.2	Development Costs

Mereo shall be responsible for all of its costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, the Products in the Field in the Territory.

5.3	Development Records

Mereo shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Mereo for at least [***] years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.

5.4	Development Reports

Within [***] days following the end of each [***] during the Development Report Period, Mereo shall provide AstraZeneca with a written summary of the Development activities it has performed, or caused to be performed, since the preceding report, its Development activities in process and the future activities it expects to initiate during the following [***] month period. Each such report shall contain information to enable AstraZeneca to assess Mereo’s compliance with its obligations set forth in Section 5.1

5.5	Ongoing Research Agreements

5.5.1

Within [***] days following the Effective Date, AstraZeneca shall [***], and cause its Affiliates to [***], to assign all of its right, title and interest in and to the Ongoing Research Agreements to Mereo by way of an assignment and assumption agreement to be agreed between the Parties acting reasonably unless, with respect to any such Ongoing Research Agreements, such Ongoing Research Agreements do not permit such assignment, in which case AstraZeneca (or such Affiliate) shall cooperate with Mereo in all reasonable respects to negotiate a novation agreement with such Third Party in a form reasonably acceptable to Mereo in respect of such Ongoing Research Agreement, provided that [***], and if any such novation cannot be obtained with respect to an Ongoing Research Agreement, AstraZeneca shall use good faith efforts, and cause its Affiliates to use good faith efforts, to obtain for Mereo [***] of the practical benefit and burden under such Ongoing Research Agreement, including by [***] and for the account of Mereo, any and all rights of AstraZeneca (or such Affiliate) against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. AstraZeneca shall keep Mereo reasonably informed as to the status of any such transfer and shall reasonably take into account any comments made by Mereo.

5.5.2

In the event that any intellectual property rights are created under the Ongoing Research Agreements that fall within the definition of Option Intellectual Property, then, in the event such Ongoing Research Agreements have not been assigned to Mereo pursuant to Section 5.5.1 above, AstraZeneca shall use [***], and shall cause its Affiliates to [***] to, within [***] days following the creation thereof, assign all of its right, title and interest in and to such intellectual property rights to Mereo, by way of an assignment agreement to be agreed between the Parties acting reasonably.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

5.6	Additional Studies

5.6.1

The Parties recognize that AstraZeneca or its Affiliates are currently in the process of negotiating or have recently executed certain Additional Studies with potential Third Party partners in relation to the Compounds. Following the Effective Date, AstraZeneca shall keep Mereo informed as to the negotiation status of such Additional Studies, if applicable, and shall [***], including by [***] Following the conclusion of such negotiations, if applicable, AstraZeneca or its Affiliates or Mereo, as agreed between the Parties, shall enter into agreements governing the conduct of such Additional Studies, provided that [***]

5.6.2

Following the later of (a) the Effective Date or (b) the date of execution of the agreement governing an Additional Study, AstraZeneca shall promptly provide Mereo with fully executed copies of the relevant agreements and provide such information as Mereo reasonably requires relating thereto.

5.6.3

Following the execution of any agreements described in Section 5.6 governing Additional Studies, such agreements shall be promptly assigned by AstraZeneca to Mereo by way of an assignment and assumption agreement to be agreed between the Parties acting reasonably and Mereo, following such assignment, shall assume AstraZeneca’s rights, obligations and liabilities thereunder occurring from and after the assignment date.

5.6.4	Following any such assignment:

(a)	Mereo shall be the sponsor for the applicable clinical trials and studies under such Additional Studies;

(b)

AstraZeneca shall agree in writing to provide directly to Mereo available compound and drug product for such Additional Studies, to the extent the same are in AstraZeneca’s possession as of the date of execution of agreements governing the conduct of the Additional Studies described in Section 5.6. Except as provided in the immediately preceding sentence, AstraZeneca shall have no further obligation to manufacture or procure the manufacture of relevant compound or drug product thereafter and any such obligations under the Applicable Studies shall pass to Mereo;

(c)	Any funding obligations under the Additional Studies shall, as between the Parties, be assumed by and be the responsibility of [***]; and

(d)	AstraZeneca shall have no rights relating to such Additional Studies, including any rights to any resulting clinical data or intellectual property rights.

6.	REGULATORY ACTIVITIES

6.1	Regulatory Approvals

Subject to the Retained Rights, Mereo shall have the sole right to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions (including INDs) and to conduct communications with the Regulatory Authorities, for Products in the Field in the Territory in its name.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

6.2	Recalls, Suspensions or Withdrawals

Prior to exercise of the Option pursuant to Section 2.1.3, Mereo shall notify AstraZeneca following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of a Product in the Field in the Territory and shall include in such notice the reasoning behind such determination and any supporting facts. As between the Parties, Mereo shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Field in the Territory. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Mereo shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 6.2, as between the Parties, Mereo shall be solely responsible for the execution thereof. For clarity, on or after the exercise of the Option pursuant to Section 2.1.3, Mereo shall have the sole right and obligation to determine whether to implement any recall, market suspension or market withdrawal in the Field in the Territory and Mereo shall be solely responsible for the execution thereof and shall be under no obligation to notify AstraZeneca thereof. Mereo shall be responsible for all costs of any recall, market suspension or market withdrawal, except in the event and to the extent that a recall, market suspension or market withdrawal resulted from AstraZeneca’s or its Affiliate’s breach of its obligations hereunder or from such AstraZeneca’s or its Affiliate’s fraud, gross negligence or willful misconduct, in which case, AstraZeneca shall bear the expense of such recall, market suspension or market withdrawal.

6.3	Global Safety Database

Mereo shall establish, hold and maintain (at Mereo’s sole cost and expense) the global safety database for Products as required under Applicable Law. Mereo shall provide AstraZeneca with such safety information, including adverse event reports, relating to the Products as AstraZeneca reasonably requires, including to enable AstraZeneca to respond to a request from any applicable Regulatory Authority. To the extent that AstraZeneca requires Mereo to provide AstraZeneca with safety information that constitutes personal data under Applicable Laws relating to privacy pursuant to this Section 6.3, the Parties will agree on reasonable terms for such disclosure in order to ensure compliance with the requirements of Applicable Laws relating to privacy on each Party.

7.	COMMERCIALIZATION

7.1	Diligence

As between the Parties, Mereo shall be solely responsible for Commercialization of the Products in the Field throughout the Territory at Mereo’s own cost and expense. Mereo shall use Commercially Reasonable Efforts to Commercialize the Products throughout the Territory.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

7.2	Commercialization Costs; Booking of Sales; Distribution

Except as otherwise provided in this Agreement, as between the Parties Mereo shall be responsible for all costs and expenses in connection with the Commercialization of the Products in the Field in the Territory. Mereo shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Products in the Field in the Territory and perform or cause to be performed all related services. Mereo shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Products in the Territory.

7.3	Commercialization Records

Mereo shall maintain complete and accurate books and records pertaining to Commercialization of Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities. Such records shall be retained by Mereo for at least [***] years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.

7.4	Commercialization Reports

Without limiting Section 5.4, within [***] days following the end of each [***], during the Royalty Term, Mereo shall provide to AstraZeneca a written summary of the Commercialization activities it has performed, or caused to be performed, including a summary of all relevant financial data relating to such activities since the preceding report.

8.	PAYMENTS AND RECORDS

8.1	Upfront Payment

In partial consideration of the rights granted by AstraZeneca to Mereo hereunder, Mereo shall within [***] of the Effective Date make a non-refundable and non-creditable cash payment to AstraZeneca equal to three million US Dollars (USD$3,000,000).

8.2	Issue of Loan Notes

8.2.1	In partial consideration of the rights granted by AstraZeneca to Mereo hereunder, Mereo will issue to MBGP:

(a)	Loan Note 1 within [***] days of the Effective Date;

(b)	Loan Note 2 no later than the date upon which the [***] becomes due and payable pursuant to Section [***] (or, if earlier, no later than the date of any [***]); and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(c)	Loan Note 3 no later than the date upon which the [***] becomes due and payable pursuant to Section [***] (or, if earlier, no later than the date of any [***]).

8.2.2

Loan Note 1, Loan Note 2 and Loan Note 3 shall constitute the consideration for the allotment and issue of the Subscription Shares to be subscribed for by, and issued credited as fully paid to, AstraZeneca pursuant to clauses 2.1, 2.2 and 2.3, respectively, of the Subscription Deed. Mereo shall issue the Loan Notes on such terms as enable MBGP to credit the Subscription Shares as fully paid on their allotment and issue to AstraZeneca in accordance with the terms of the Subscription Deed.

8.3	[***] Success Payments

In partial consideration of the rights granted by AstraZeneca to Mereo hereunder, Mereo shall make the following one-time payments to AstraZeneca as follows, for the first of the 9668 Product [***] to satisfy such milestone event:

8.3.1

within [***] days of Mereo or its Affiliate [***] to [***] that the first [***] for the first Product has achieved [***], Mereo shall make a non-refundable cash payment to AstraZeneca of [***] US Dollars (USD[***], subject to adjustment pursuant to Section 8.15.1 (“[***]”); and

8.3.2

within [***] days of [***] by Mereo or its Affiliates of the [***] the first [***] for the first Product that (i) [***]) [***] with [***] or other [***] such as [***] of [***] that would [***] the [***] of a [***]; or (ii) [***] is [***] for [***] to [***] the [***] for such Product, Mereo shall make a non-refundable cash payment to AstraZeneca of [***] US Dollars (USD[***] (“[***]”), provided that in the event that [***] that such [***] is [***] for [***] to [***] the [***] for such [***] and subsequently [***] the [***] for such [***] then [***] shall [***] within [***] days following [***]; and

8.3.3

within [***] days of Mereo or its Affiliates [***] of the first [***] for the first Product, Mereo shall make a non-refundable cash payment to AstraZeneca of [***] US Dollars (USD[***], subject to adjustment pursuant to Section 8.15.2 (“[***]”).

As set forth in Section 2.1.3, within [***] days following the [***] and the [***], Mereo shall have the right to exercise the Option.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

8.4	Milestones

8.4.1	Regulatory Milestones

(a)

In partial consideration of the rights granted by AstraZeneca to Mereo hereunder, Mereo shall pay to AstraZeneca the following payments within [***] days after the achievement of each of the following milestone events with respect to the first Product to reach such milestone event only (unless otherwise provided below), which amounts shall be fully earned upon the achievement of the applicable milestone event:

Regulatory Milestone	Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
TOTAL:	[***]

For the second (2nd) Indication for which a milestone is achieved for a Product, a milestone payment shall be due but shall be reduced to [***] of the milestone amounts set forth in the table above. For the third (3rd) Indication for which a milestone is achieved for a Product, a milestone payment shall be due but shall be reduced to [***] of the milestone amounts set forth in the table above.

For clarity, for purposes of the payments due under this Section 8.4.1, the 9668 Product [***] shall be considered different Products.

Each milestone in this Section 8.4.1 shall be payable on a Product-by-Product basis based on the first achievement of such milestone for the applicable Product (subject to the paragraph immediately following the table above).

8.4.2	Sales Milestones

In partial consideration of the rights granted by AstraZeneca to Mereo hereunder, Mereo shall pay to AstraZeneca the following one-time payments, which shall be fully earned upon the first achievement of the applicable milestone event for each of the 9668 Product [***]:

Sales Milestone	Amount
[***]	[***]
[***]	[***]
[***]	[***]
TOTAL PER PRODUCT:	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

If in a given Calendar Year more than one (1) of the milestone events set forth in the immediately preceding table is achieved, Mereo shall pay to AstraZeneca a separate milestone payment with respect to each such threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within [***] days of the date the milestone was achieved. Each milestone payment in this Section 8.4.2 shall be payable only upon the first achievement of such milestone in a given Calendar Year and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years.

8.4.3	Determination that Milestones Have Occurred

Mereo shall notify AstraZeneca promptly of the achievement of each of the events identified as a milestone in Section 8.4.1 or Section 8.4.2. In the event that, notwithstanding the fact that Mereo has not provided AstraZeneca such a notice, AstraZeneca believes that any such milestone has been achieved, it shall so notify Mereo in writing and the Parties shall promptly meet and discuss in good faith whether such milestone has been achieved. Any dispute under this Section 8.4.3 regarding whether or not such a milestone has been achieved shall be subject to resolution in accordance with Section 16.6.

8.5	Royalties

8.5.1	Royalty Rates

As further consideration for the rights granted to Mereo hereunder, commencing upon the First Commercial Sale of a Product in the Territory, Mereo shall pay to AstraZeneca a royalty on Net Sales with respect to each Product in each country in the Territory on a Product-by-Product and country-by-country basis during each Calendar Year at the following rates:

That portion of aggregate Net Sales of the Product in the Territory during a given Calendar Year that is:	Percentage
less than or equal to [***] US Dollars (USD$[***]).	[***	]%
greater than [***] US Dollars (USD$[***]) but less than or equal to [***] US Dollars (USD$[***]).	[***	]%
greater than [***] US Dollars (USD$[***]) but less than or equal to [***] US Dollars (USD$[***]).	[***	]%
greater than [***] US Dollars (USD$[***]) but less than or equal to [***] US Dollars (USD$[***]).	[***	]%
greater than [***] US Dollars (USD$[***]).	[***	]%

No multiple royalties will be payable to AstraZeneca because a Product is covered by more than one Valid Claim in any Option Patent.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

8.5.2	Royalty Term

Mereo shall have no obligation to pay any royalty with respect to Net Sales of any Product in any country after the Royalty Term for such Product in such country has expired. Upon the expiration of the Royalty Term with respect to a Product in any country, the license grants to Mereo in Section 2.1, as applicable, with respect to such Product shall become fully paid-up with respect to such country.

8.5.3	Reductions

(a)

If during the Royalty Term, on a country-by-country and Product by Product basis, such Product ceases to be Covered by a Valid Claim in the country of manufacture, use, sale, offer for sale or import but does contain, incorporate or use any Product Know-How, the applicable royalty rate will thereafter be reduced to [***] of the applicable royalty rate set forth in Section 8.5.

(b)

If during the Royalty Term, on a country-by-country and Product by Product basis, one (1) or more Generic Versions of the Product are marketed and sold in such country in a given [***] during the Royalty Term, and such that Generic Versions of the Product sold in such country equal or exceed in the aggregate [***] of the total units sold of such Product or Generic Version(s) in such country, then the royalty rate for such Product in such country will thereafter be reduced to [***] of the applicable royalty rate set forth in Section 8.5 for so long as such reduction in units sold persists.

(c)

If during the Royalty Term, Mereo pays Third Party Payments with respect to a Product, Mereo may credit [***] of such Third Party Payments paid against the royalties otherwise due to AstraZeneca on the Net Sales of that particular Product in that [***]; provided, however that the royalties paid to AstraZeneca on such Net Sales after application of such credit shall not be less than [***] of those otherwise due above without such credit. Such credit for Third Party Payments allowed hereunder shall apply on a [***] basis, provided that Mereo shall be entitled to carry forward any amount of Third Party Payments which it is not entitled to credit from the royalties due to AstraZeneca in accordance with this Section 8.5.3 by reason of such limitation from one (1) Calendar Year to the following Calendar Year until such amount is fully credited.

8.6	Royalty Payments and Reports

Mereo shall calculate all amounts payable to AstraZeneca pursuant to Section 8.5 at the end of each Calendar Quarter, which amounts shall be converted to United States Dollars, in accordance with Section 8.7. Mereo shall pay to AstraZeneca the royalty amounts due with respect to a given Calendar Quarter within [***] days after the end of such Calendar Quarter. Each payment of royalties due to AstraZeneca shall be accompanied by a statement specifying the amount of Net Sales and deductions taken to arrive at Net Sales attributable to each Product in each country the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to United States Dollars using the Currency Conversion Policy and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

8.7	Maximum deduction

The maximum cumulative royalty reduction pursuant to Section 8.5.3 shall not in any circumstances exceed [***] in any [***].

8.8	Mode of Payment

8.8.1

All payments to AstraZeneca under this Agreement shall be made in Dollars. All amounts payable to AstraZeneca pursuant to Section 8.5 shall be made in United States Dollars. All payments to AstraZeneca under this Agreement shall be made by deposit in the requisite amount to such bank account as AstraZeneca may from time to time designate by notice to Mereo.

8.8.2

Other than in respect of amounts payable to AstraZeneca pursuant to Section 8.5, for the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement, Mereo shall convert any amount expressed in a foreign currency into Dollar equivalents using the Currency Conversion Policy. For the purpose of calculating any sums payable to AstraZeneca pursuant to Section 8.5 (including the calculation of Net Sales expressed in currencies other than United States Dollars), Mereo shall convert any amount expressed in a foreign currency into United States Dollars equivalents the Currency Conversion Policy.

8.9	Sublicensing Consideration [***]

8.9.1	If Mereo sublicenses a Product to a Third Party (other than AstraZeneca) at any time then Mereo shall pay AstraZeneca [***] of all Sublicensing Consideration received pursuant to such sublicense.

8.9.2

Mereo shall not, and shall not permit its Affiliates to, [***] any Sublicensing Consideration, enter into any agreement with a Sublicensee under which the payments thereunder are (a) [***] and (b) [***].

8.10	Taxes

8.10.1	General

All payments required to be made pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any deduction or withholding for or on account of Tax, except for any withholding or deduction required by Applicable Law. Except as provided in this Section 8.10, AstraZeneca shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Mereo shall deduct or withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if AstraZeneca is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Mereo or the appropriate governmental authority (with the assistance of Mereo to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Mereo of its obligation to withhold such Tax and Mereo shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Mereo has received evidence of AstraZeneca’s delivery of all applicable forms (and, if

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

necessary, Mereo’s receipt of appropriate governmental authorization) at least [***] days prior to the time that the Payments are due. If, in accordance with the foregoing, Mereo withholds any amount, it shall pay to AstraZeneca the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to AstraZeneca proof of such payment within [***] days following such payment. Notwithstanding the foregoing, in the event a Party assigns its rights or obligations under this Agreement or otherwise makes Payments from a jurisdiction other than the jurisdiction in which such party is organised (each an “Assignment”), and immediately after such Assignment the amount of Tax Deductions in respect of any Payment it makes are greater than the amount of Tax Deductions that would have been required by Applicable Law absent such Assignment, then such increased Tax shall be borne by the party making such Assignment.

8.10.2	Value Added Tax

Notwithstanding anything contained in Section 8.10.1, this Section 8.10.2 shall apply with respect to value added tax (“VAT”). All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments and AstraZeneca is required to account to the relevant Tax Authority for that VAT, Mereo shall pay an amount equal to the VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by AstraZeneca in respect of those Payments. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with VAT requirements, and to the extent any invoice is not initially issued in an appropriate form, shall cooperate and provide such information or assistance as may be reasonably necessary to enable the issuance of such invoice consistent with VAT requirements.

8.11	Interest on Late Payments

If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to the greater of: (i) the United States prime rate of interest as reported by Citibank, New York, New York, as of the date such payment was due and payable, plus [***], and (ii) the maximum applicable legal rate of interest, such interest to run from the date on which payment of such sum became due until payment thereof in full.

8.12	Financial Records

Mereo shall and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Products hereunder, including books and records of Invoiced Sales and Net Sales of Products, in sufficient detail to calculate and verify all amounts payable hereunder. Mereo shall and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the later of (i) [***] years after the end of the period to which such books and records pertain, (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof) and (iii) for such period as may be required by Applicable Law.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

8.13	Audit

At the request of AstraZeneca, Mereo shall and shall cause its Affiliates and its and their Sublicensees to, permit an independent auditor designated by AstraZeneca and reasonably acceptable to Mereo, at reasonable times and upon reasonable notice, no more than once per Calendar Year, to audit the books and records maintained pursuant to Section 8.12 relating to the preceding [***] Calendar Years only, solely for the purposes of ensuring the accuracy of the reports and payments made hereunder. An audit shall not cover any time period previously audited. Except as provided below, the cost of this audit shall be borne by AstraZeneca, unless the audit reveals, with respect to a period, an underpayment of amounts due hereunder of more than [***] from the reported amounts for such period, in which case Mereo shall bear [***] costs of the audit. Unless disputed pursuant to Section 8.14 below, if such audit concludes that (i) additional amounts were owed by Mereo, Mereo shall pay the additional amounts or (ii) excess payments were made by Mereo, AstraZeneca shall reimburse such excess payments, in either case ((i) or (ii)), within [***] days after the date on which such audit is completed by AstraZeneca. Mereo may require the auditor to sign a customary non-disclosure agreement before providing access to its books and records.

8.14	Audit Dispute

In the event of a dispute with respect to any audit under Section 8.13, AstraZeneca and Mereo shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to one (1) of the big four (4) public accounting firms, jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than [***] days after such decision and in accordance with such decision, Mereo shall pay the additional amounts or AstraZeneca shall reimburse the excess payments, as applicable.

8.15	Adjustment of [***] Success Payments

8.15.1

In partial consideration of the rights granted by AstraZeneca to Mereo hereunder, in the event that after the date of this Agreement and before the [***], which has a [***] to the [***], the [***] by [***] to the [***] of the [***] or [***] that [***] of the [***] in the [***] on the [***] for the [***] or [***].

8.15.2

In partial consideration of the rights granted by AstraZeneca to Mereo hereunder, in the event that after the date of this Agreement and before the [***], which has a [***] to the [***], the [***] by an [***] to the [***] of the [***] or [***] that [***] of the [***] in the [***] on the [***] for the [***] or [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

9.	INTELLECTUAL PROPERTY

9.1	Ownership of Intellectual Property

9.1.1	Ownership of Inventions

Subject to Section 9.1.2, as between the Parties, each Party shall own all right, title and interest in and to any and all Inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates or its or their (sub)licensees (or Sublicensee(s)), as applicable, under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto.

9.1.2	United States Law

The determination of whether Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs. The Parties shall jointly own any Inventions and intellectual property rights therein that are made, conceived, reduced to practice, authored, or otherwise discovered jointly by the Parties or any of their employees, Affiliates, licensees, Sublicensees (where permitted), independent contractors, or agents, whether simultaneously or successively, including any Patent on such jointly owned Invention. Each Party shall have the right to use and license jointly owned Inventions and all intellectual property rights therein for any and all purposes without the need to account to or seek permission from the other Party (subject, in all cases, to any other applicable terms of this Agreement); provided, however, that for clarity, the foregoing shall not be construed as granting or conveying to either Party any license or other rights to the other Party’s other intellectual property rights, unless otherwise expressly set forth in this Agreement.

9.1.3	Assignment Obligation

Each Party shall cause all Persons who perform activities for such Party under this Agreement or who conceive, discover, develop or otherwise make any Inventions by or on behalf of either Party or its Affiliates or its or their (sub)licensees (or Sublicensees) under or in connection with this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, then to grant an exclusive license under) their rights in any Inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case, a suitable license or right to obtain such a license, shall be obtained).

9.2	Maintenance and Prosecution of Patents

9.2.1	In General

As between the Parties Mereo shall through counsel of its choice, prepare, file, prosecute, extend, apply for supplementary protection certificates relating thereto, and maintain the Option Patents, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, in the Territory, in each case, the cost and expense of which shall [***]. Prior to the Option Exercise Date,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Mereo, as prosecuting Party shall periodically inform AstraZeneca of all material steps with regard to the preparation, filing, prosecution and maintenance of the Option Patents, in the Territory, including by providing AstraZeneca with a copy of material communications to and from any patent authority in the Territory regarding such Patents and by providing AstraZeneca drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for AstraZeneca to review and comment thereon. Prior to the Option Exercise Date, Mereo shall consider in good faith the requests and suggestions of AstraZeneca with respect to such drafts and with respect to strategies for filing and prosecuting such Patents in the Territory and [***]. If, as between the Parties, Mereo decides, prior to the Option Exercise Date, not to prepare, file, prosecute or maintain an Option Patent in a country in the Territory, Mereo shall provide reasonable prior written notice to AstraZeneca of such intention, AstraZeneca shall thereupon have the right, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution and maintenance of such Option Patent [***], whereupon AstraZeneca shall be deemed the prosecuting Party and Mereo the non-prosecuting Party with respect to such Patent for the purposes of Section 9.2.2. Notwithstanding the foregoing, if Mereo exercises the Option, AstraZeneca shall have no right to prepare, file, prosecute, extend, apply for supplementary protection certificates relating thereto, and maintain the Option Patents from and including the Option Exercise Date.

9.2.2	Cooperation

The non-prosecuting Party (as set forth in Section 9.2.1) shall, and shall cause its Affiliates to, assist and cooperate with the prosecuting Party (as set forth in Section 9.2.1), as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Option Patents in the Territory under this Section 9.2, including that the non-prosecuting Party shall, and shall ensure that its Affiliates, (i) offer its comments, if any, promptly, (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege); and provided, further, that the prosecuting Party shall reimburse the non-prosecuting Party for its [***] costs and expenses incurred in connection therewith.

9.2.3	Patent Listings

As between the Parties, Mereo shall have the right in its good faith determination to make all filings with Regulatory Authorities in the Territory with respect to the Option Patents, including as required or allowed (i) in the United States, in the FDA’s Orange Book and (ii) in the European Union, under the national implementations of Section 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

9.3	Enforcement of Patents

9.3.1	Notice

Each Party shall promptly notify the other Party in writing of (i) any alleged or threatened infringement of the Option Patents in any jurisdiction in the Territory or (ii) any certification filed under the Hatch-Waxman Act claiming that any of the Option Patents are invalid or unenforceable or claiming that any of the Option Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction, in each case ((i) and (ii)) of which such Party becomes aware (an “Infringement”).

9.3.2	Enforcement of Patents

As between the Parties, Mereo shall have the first right, but not the obligation, to prosecute any Infringement with respect to the Option Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, [***], using counsel of Mereo’s choice. If, prior to the Option Exercise Date, Mereo declines to prosecute any Infringement with respect to an Option Patent, AstraZeneca may prosecute such infringement [***]. For purposes of this Section 9.3.2, the Party prosecuting any Infringement pursuant to the foregoing sentences with respect to a Patent shall be the “Enforcing Party.” In the event AstraZeneca prosecutes any such Infringement in the Field in the Territory, Mereo shall have the right to join as a party to such claim, suit or proceeding and participate with its own counsel [***]; provided that AstraZeneca shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. In the event Mereo prosecutes any such Infringement in the Field in the Territory, AstraZeneca shall have the right to join as a party to such claim, suit or proceeding and participate with its own counsel [***]; provided that Mereo shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. If Mereo exercises the Option, AstraZeneca shall have no right to prosecute any Infringement relating to the Option Patents from and including the relevant Option Exercise Date.

9.3.3	Cooperation

The Parties agree to cooperate fully in any Infringement action pursuant to this Section 9.3.3, including by making the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patents available to the Enforcing Party on the Enforcing Party’s request. With respect to an action controlled by the applicable Enforcing Party, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 9.3.3, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Enforcing Party shall reimburse such other Party for its [***] costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 9.3.3 in a manner that has a material adverse

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any activities with respect to an Infringement action prosecuted by the applicable Enforcing Party pursuant to this Section 9.3.3 involving Patents owned or Controlled by or licensed under Section 2 to the other Party, the Enforcing Party shall (i) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (ii) consider in good faith any comments from the other Party with respect thereto and (iii) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.

9.3.4	Recovery

Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 9.3.4 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which [***] if [***] to [***] the [***] of [***]). Any remainder after such reimbursement is made shall be [***]; provided, however, that to the extent that [***] or [***] (whether by [***] or [***]) with respect to an [***] is [***] to [***] of [***] or [***] with respect to [***] such [***] or [***] shall be [***] and [***].

9.4	Infringement Claims by Third Parties

If the Exploitation of a Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Mereo or any of its Affiliates or its or their Sublicensees, (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated pursuant to this Section 9.4, the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing. As between the Parties, Mereo shall be responsible for defending any such claim, suit or proceeding [***], using counsel of Mereo’s choice. Prior to the Option Exercise Date, AstraZeneca may participate in any such claim, suit or proceeding with counsel of its choice [***]; provided that Mereo shall retain the right to control such claim, suit or proceeding. If Mereo exercises the Option, AstraZeneca shall have no right participate in any such claim, suit or proceeding relating to the Option Patents from and including the Option Exercise Date. AstraZeneca shall, and shall cause its Affiliates to, assist and cooperate with Mereo, as Mereo may reasonably request from time to time, in connection with its activities set forth in this Section 9.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Mereo shall reimburse AstraZeneca for [***] costs and expenses incurred in connection therewith. Mereo shall keep AstraZeneca reasonably informed of all material developments in connection with any such claim, suit or proceeding. Mereo agrees to provide AstraZeneca with copies of all material pleadings filed in such action and to allow AstraZeneca reasonable opportunity to participate in the defense of the claims. Any

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

damages, or awards, including royalties incurred or awarded in connection with any Third Party Infringement Claim defended under this Section 9.4 shall be [***]. For clarity, if Mereo is required to make any payment to a Third Party to settle such Third Party Infringement Claim, such Third Party Payment shall be a Third Party Payment for the purposes of Section 8.5.3(c).

9.5	Invalidity or Unenforceability Defenses or Actions

Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Option Patents by a Third Party and of which such Party becomes aware. As between the Parties, Mereo shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Option Patents [***]. If, prior to the Option Exercise Date, Mereo declines to defend any such invalidity claim with respect to an Option Patent, AstraZeneca may defend such invalidity claim [***]. For purposes of this Section 9.5, the Party defending any action pursuant to the foregoing sentence with respect to a Patent shall be the “Controlling Party.” If the Controlling Party or its designee elects not to defend or control the defense of the applicable Patents in a suit brought in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then subject to any rights of Third Parties under any applicable Third Party agreements existing as of the Effective Date, the non-Controlling Party may conduct and control the defense of any such claim, suit or proceeding [***]. If Mereo exercises the Option, AstraZeneca shall have no right to defend or control the defense of for the relevant Option Patents from and including the relevant Option Exercise Date. The non-Controlling Party in such an action shall, and shall cause its Affiliates to, assist and cooperate with the Controlling Party, as such Controlling Party may reasonably request from time to time in connection with its activities set forth in this Section 9.5, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Controlling Party shall reimburse the non-Controlling Party for its [***] costs and expenses incurred in connection therewith. In connection with any activities with respect to a defense, claim or counterclaim relating to the Option Patents pursuant to this Section 9.5, the Controlling Party shall (x) consult with the non-Controlling Party as to the strategy for such activities, (y) consider in good faith any comments from the non-Controlling Party and (z) keep the non-Controlling Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.

9.6	Third Party Patent Rights

If, at any time during the Term, [***], the Exploitation of the Compounds or Product in the Field and in the Territory by Mereo, any of its Affiliates or any of its or their Sublicensees infringes or is reasonably expected to infringe any Patent of a Third Party in any country in the Territory (such right, a “Third Party Patent Right”), then, as between the Parties, Mereo shall have the right, but not the obligation, to negotiate and obtain a license from such Third Party to such Third Party Patent Right as necessary or desirable for Mereo or its Affiliates or its or their Sublicensees to Exploit the Compounds and Products in the Field in such country; provided that subject to [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

10.	CONFIDENTIALITY AND NON-DISCLOSURE

10.1	Confidentiality Obligations

At all times during the Term and for a period of [***] years following termination or expiration hereof in its entirety (except that Confidential Information consisting of trade secrets shall be subject to the terms and conditions of this Section 10 beyond such [***] year period until such Confidential Information no longer constitutes a trade secret except where due to a breach by the receiving Party of this Agreement or other obligation of confidentiality owed to the disclosing Party), each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information or data provided by or on behalf of one Party to the other Party regardless of form including a formula, pattern, compilation, program, method, technique, process, inventory, chemical, physical material, chemical structure or activity, design, prototype, drawings, samples, source code, business plan, business opportunity, customer or personnel list, or financial statement proprietary to a Party or its Affiliate, including information relating to the terms of this Agreement (subject to Section 10.4), information relating to the Compound(s) or any Product(s) (including the Regulatory Documentation), any Development or Commercialization of the Compounds or any Product(s), any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 10.1 with respect to any Confidential Information shall not include any information or portion thereof that:

10.1.1	is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

10.1.2

can be demonstrated by documentation or other competent proof to have been known by or in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

10.1.3

is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information and who otherwise has the right to make such disclosure;

10.1.4	has been or is published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

10.1.5

can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.2	Permitted Disclosures

Each Party may disclose Confidential Information to the extent that such disclosure is:

10.2.1

made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators or rules of an applicable securities exchange; provided, however, that the receiving Party shall first where practicable have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

10.2.2

made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

10.2.3

made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

10.2.4	made by or on behalf of Mereo or its Affiliate to an actual or potential Sublicensee; or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

10.2.5

made by or on behalf of Mereo to (a) legal, financial and investment banking advisors and potential or actual sources of financing, investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition and counsel for the foregoing and (b) in connection with disclosure obligations that arise in connection with potential financing; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information that are customary in such circumstances. In addition, if legally required, a copy of this Agreement, the Subscription Deed and Parent Company Guarantee may be filed by Mereo with the U.S. Securities and Exchange Commission (or relevant ex-U.S. counterpart). In that case, Mereo shall notify AstraZeneca and provide AstraZeneca a reasonable period of time of no more than [***] to request Mereo to diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide AstraZeneca reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that Mereo make additional redactions of financial or other information to the extent confidential treatment is reasonably available under the law.

10.3	Use of Name

Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 10.3 shall not prohibit (i) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

10.4	Public Announcements

The Parties have agreed to make an announcement in the form set out in Schedule 10.4 on the date of execution of this Agreement. Subject to the foregoing and Section 10.2.5, the Parties have agreed that neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required to be disclosed by the disclosing Party (or any of its Affiliates) by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or any of its Affiliates) are listed or admitted to trading (or to which an application for listing or admission to trading has been submitted). In the event a Party (or any of its Affiliates) is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed or admitted to trading (or to which an application for listing or admission to trading has been submitted) to make such a public disclosure, such Party (or its relevant Affiliate) shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure or such shorter period as required to ensure compliance with Applicable Law) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 10.4; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

10.5	Publications

The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, Mereo shall be free to publicly disclose the results of and information regarding, activities under this Agreement, subject to prior review by AstraZeneca of any disclosure of AstraZeneca’s Confidential Information for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 10.5. Accordingly, prior to publishing or disclosing any Confidential Information of AstraZeneca, Mereo shall provide AstraZeneca with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information. AstraZeneca shall respond promptly through its designated representative and in any event no later than [***] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Mereo agrees to allow a reasonable period (not to exceed [***]) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of AstraZeneca. In addition, Mereo shall give due regard to comments furnished by AstraZeneca. Notwithstanding the foregoing, Mereo shall be free to include scientific and clinical data relating solely to the Compounds in publications on Mereo’s activities under this Agreement, and such scientific and clinical data relating solely to the Compounds will not be considered Confidential Information of AstraZeneca for such purpose.

10.6	Return of Confidential Information

Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 10.1.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

10.7	Privileged Communications

In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Section 10, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between AstraZeneca and Mereo, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of any patents owned or controlled by the Parties. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 10.7, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 10.7.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Mutual Representations and Warranties

AstraZeneca and Mereo each represent and warrant to the other, as of the Effective Date, and covenants, that:

11.1.1

it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

11.1.2

the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

11.1.3

this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

11.1.4

it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of its obligations hereunder; and

11.1.5

neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates has used or will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.

11.2	Additional Representations and Warranties of AstraZeneca

AstraZeneca further represents and warrants to Mereo, as of the Effective Date, that:

11.2.1

to AstraZeneca’s Knowledge, other than the Option Intellectual Property, there are no intellectual property rights: (a) which are owned by AstraZeneca or any of its Affiliates as of the Effective Date or at any time during the time of the Agreement and that (b) relate [***] to the Compounds or Products;

11.2.2

AstraZeneca owns the Option Know-How and, subject to any restrictions in the Transferring Contracts or Additional Studies, has the right to grant the licenses and sublicenses specified thereunder without liens or other encumbrances;

11.2.3	AstraZeneca owns the Option Patents set forth in Schedule 1.79 and has the right to grant the licenses and sublicenses specified thereunder without liens or other encumbrances;

11.2.4	the list of Option Patents set forth in Schedule 1.79 is true, complete and accurate as of the Effective Date;

11.2.5

AstraZeneca has obtained all necessary consents, approvals and authorizations of all governmental Authorities and / or Regulatory Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement;

11.2.6	AstraZeneca is in compliance with all Applicable Law to the extent relevant to the licenses granted hereunder and the Product Intellectual Property, including the Bayh-Dole Act;

11.2.7

AstraZeneca has not received any written claim or demand alleging that (a) the Option Patents are invalid or unenforceable or (b) the Development or Commercialization of the Products as contemplated herein infringes any Patent owned by any Third Party;

11.2.8

to AstraZeneca’s Knowledge, there are no ongoing proceedings in court as to infringement, misappropriation or invalidity of any of the Option Patents, including any inter partes proceedings or oppositions;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

11.2.9	to AstraZeneca’s Knowledge, no Person is infringing or threatening to infringe the Option Patents in the Field; and no facts exist that would render the Option Patents invalid or unenforceable;

11.2.10	the Option Patents have been prosecuted in accordance with all Applicable Law including the duty of candor;

11.2.11	AstraZeneca has received no regulatory warnings or complaint letters in connection with the Compounds or Products;

11.2.12

solely in relation to the services carried out in its conduct of the Transfer Activities: (i) none of its Third Party suppliers and no employees or contractors of AstraZeneca who has been involved in the development of the Compounds and Products has, to AstraZeneca’s Knowledge, been debarred or is subject to debarment; and (ii) neither it nor any of its Affiliates has used, does use or will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section;

11.2.13	all API, Compounds, and the Products, as applicable, have been manufactured in compliance with all Applicable Law and applicable good manufacturing practice;

11.2.14	AstraZeneca has not had any and is not in material dispute with any Third Party supplier in connection with the supply of the Compounds, or Products;

11.2.15	AstraZeneca is not conducting, nor planning to conduct in the immediate future, any Development with a neutrophil elastase inhibitor, other than as contemplated by this Agreement;

11.2.16

With the exception of the Additional Studies and the Ongoing Research Agreements, to AstraZeneca’s Knowledge neither AstraZeneca nor its Affiliates is a party to an upstream agreement which relates to any of the Product Intellectual Property;

11.2.17

to AstraZeneca’s Knowledge, the list of Transferring Contracts set forth in Schedule 1.129 is a true, complete and accurate list as of the Effective Date of all written or oral legally binding contracts, agreements, instruments, commitments, obligations, understandings, or undertakings of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, covenants not to compete, covenants not to sue, confidentiality agreements, options and warranties) which are exclusively related to the Business; and

11.2.18	to AstraZeneca’s Knowledge, AstraZeneca is in compliance with the terms of all Transferring Contracts.

11.3	Additional Representation, Warranty and Covenant of AstraZeneca

AstraZeneca further represents and warrants to Mereo on an ongoing basis that, subject to any restrictions contained in the Transferring Contracts or Additional Studies:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

11.3.1	AstraZeneca will not grant any security, liens or other encumbrance over the Option Intellectual Property prior to the Option Exercise Date; and

11.3.2

AstraZeneca will not grant any security, liens or other encumbrance over the Option Intellectual Property on or following to the Option Exercise Date that would prevent AstraZeneca granting the licenses and sublicenses specified hereunder.

11.4	DISCLAIMER OF WARRANTIES

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.	ANTI-BRIBERY AND ANTI-CORRUPTION COMPLIANCE

12.1

Mereo agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with Mereo, the “Mereo Representatives”) that for the performance of its obligations hereunder:

12.1.1

the Mereo Representatives shall not directly or indirectly pay, offer or promise to pay or authorize the payment of any money or give, offer or promise to give or authorize the giving of anything else of value, to: (a) any Government Official in order to improperly influence official action; (b) any Person (whether or not a Government Official) (i) to improperly influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (ii) to reward such Person for acting improperly or (iii) where such Person would be acting improperly by receiving the money or other thing of value; (c) any Person (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to or will otherwise benefit, a Government Official in order to improperly influence official action for or against either Party in connection with this Agreement; or (d) any Person (whether or not a Government Official) to reward that Person for acting improperly or to induce that Person to act improperly; and

12.1.2	the Mereo Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

12.2

Mereo shall and shall cause the Mereo Representatives to comply with (a) such applicable Anti-Corruption Laws; (b) their own internal policies relating to anti-corruption; and (c) in connection with activities under this Agreement, AZ’s Global Ethical Interactions Policy. If AstraZeneca makes any material change to AZ’s Global Ethical Interactions Policy, it shall notify Mereo of such change in writing and Mereo and the Mereo Representatives shall be under no obligation to comply with such change until such time as Mereo has received such notice of the same.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

12.3

Mereo, on behalf of itself and the other Mereo Representatives shall promptly inform AstraZeneca upon receipt by Mereo of a formal notification that it or any of the Mereo Representatives is the target of a formal investigation by a Regulatory Authority for a Material Anti-Corruption Law Violation.

12.4

For the purpose of auditing and monitoring the performance of its compliance with this Section 12, Mereo will during the Term, subject to the terms of this Section 12.4 and not more than [***] in each Calendar Year, permit any reasonably acceptable independent auditor appointed by AstraZeneca for such purpose and any Regulatory Authority to have access to any premises of Mereo or other Mereo Representatives used in connection with this Agreement (such access to be at reasonable times and on reasonable notice), together with a right to access personnel and records that relate to this Agreement (“Compliance Audit”). To the extent that any Compliance Audit by AstraZeneca requires access and review of any commercially or strategically sensitive information or agreements of Mereo or Mereo Representatives, such independent auditor shall only report back to AstraZeneca such information as is directly relevant to informing AstraZeneca on Mereo’s compliance with the particular provisions of this Agreement or the agreement being audited. Mereo shall, and shall cause the Mereo Representatives to, provide all cooperation and assistance during normal working hours as reasonably requested by its independent auditor for the purposes of a Compliance Audit. AstraZeneca shall cause any such auditor to enter into a confidentiality agreement substantially consistent with the applicable requirements of Section 10 hereof, and to cause the minimum amount of disruption to the business of Mereo and the Mereo Representatives and to comply with relevant building and security regulations.

12.5	The costs and fees of any Compliance Audit shall be paid by [***] and [***] of rendering assistance under this Section 12.

12.6

If AstraZeneca becomes aware that Mereo (or any other Mereo Representative) has or comes to reasonably believe that Mereo (or any other Mereo Representative) has (and provides written evidence of the same to Mereo) committed a Material Anti-Corruption Law Violation, AstraZeneca shall have the right, in addition to any other rights or remedies under this Agreement or to which it may be entitled in law or equity, to terminate this Agreement immediately and in its entirety upon written notice to Mereo if Mereo does not cure such Material Anti-Corruption Law Violation or demonstrate that such Material Anti-Corruption Law Violation did not occur within [***] days of learning of, or notice from AstraZeneca alleging, such Material Anti-Corruption Law Violation. To cure such Material Anti-Corruption Law Violation, Mereo shall take such steps, additional measures, representations, warranties, undertakings and other provisions, in each case, as AstraZeneca believes in good faith are reasonably necessary in order to avoid a subsequent Material Anti-Corruption Law Violation or continuing violation of Anti-Corruption Laws.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

12.7

Any termination of this Agreement pursuant to Section 12 shall be treated as a termination by AstraZeneca for Mereo’s breach and the applicable consequences of termination set forth in Section 15 shall apply.

12.8

AstraZeneca may disclose the terms of this Agreement or any action taken under this Section 12 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of Mereo or a Mereo Representative and the payment terms, to any Regulatory Authority if AstraZeneca determines, upon advice of counsel, that such disclosure is necessary.

12.9	Nothing in this Section 12 shall require Mereo or any Mereo Representative to breach any applicable laws or regulations.

13.	INDEMNITY

13.1	Indemnification of AstraZeneca

Mereo shall indemnify AstraZeneca, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with: (a) the employment or termination of employment of or other obligations to any employee of Mereo whose contract of employment is claimed or is deemed to transfer to AstraZeneca or its Affiliates (each an “AZ Transferee” for the purposes of this Section 13.1) pursuant to TUPE, provided that the relevant employee is dismissed within [***] days of the AZ Transferee becoming aware of the claimed or deemed transfer; and (b) any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by Mereo of this Agreement; (ii) the gross negligence or willful misconduct on the part of Mereo or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (iii) the Exploitation by Mereo or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of any Product or the Compounds in or for the Territory, except, in each case ((i), (ii) and (iii)), for those Losses for which AstraZeneca has an obligation to indemnify Mereo pursuant to Section 13.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

13.2	Indemnification of Mereo

AstraZeneca shall indemnify Mereo, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with: (a) the employment or termination of employment of or other obligations to any employee of AstraZeneca or its Affiliates whose contract of employment is claimed or is deemed to transfer to Mereo or its Affiliates (each a “Mereo Transferee” for the purposes of this Section 13.2) pursuant to TUPE provided that the relevant employee is dismissed within [***] days of the Mereo Transferee becoming aware of the claimed or deemed transfer; and (b) any and all Third Party Claims arising from or occurring as a result

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

of: (i) the breach by AstraZeneca of this Agreement; (ii) the gross negligence or willful misconduct on the part of AstraZeneca or its Affiliates or its or their Sublicensees or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement; and (iii) the Exploitation by AstraZeneca or any of its Affiliates or its or their sublicensees or its or their distributors or contractors of any Product or the Compounds in or for the Territory prior to the Effective Date, except, in each case (i) through (iii), for those Losses for which Mereo has an obligation to indemnify AstraZeneca pursuant to Section 13.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

13.3	Indemnification Procedures

13.3.1	Notice of Claim

All indemnification claims in respect of a Party, its Affiliates or its or their (sub)licensees or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Section 13, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

13.3.2	Control of Defense

The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] days after the indemnifying Party’s receipt of an Indemnification Claim Notice; provided that the indemnifying Party expressly agrees to defend the claim against the Indemnified Party with respect to such Third Party Claim. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

in Section 13.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all [***] costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in accordance with this Section 13 in its defense of the Third Party Claim.

13.3.3	Right to Participate in Defense

Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 13.3.2), (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.3.2 (in which case the Indemnified Party shall control the defense) or (iii) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

13.3.4	Settlement

With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

13.3.5	Cooperation

Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

13.3.6	Expenses

Except as provided above, [***] and [***] of [***] the [***] and [***] and [***] and [***] and [***], as applicable, [***] on a [***] by the [***], without prejudice to the [***] to [***] the [***] to [***] and [***] to [***] in the event [***] is [***] to be [***] to [***] the [***].

13.4	Special, Indirect and Other Losses

EXCEPT (i) IN THE EVENT THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR IT’S AFFILIATES OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 10, (ii) AS PROVIDED UNDER SECTION 16.11, (iii) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 13, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR REVENUES) OR FOR LOSS OF PROFITS OR REVENUES SUFFERED BY THE OTHER PARTY, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT ,STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

13.5	Insurance

Mereo shall have and maintain such types and amounts of insurance covering its Exploitation of the Compounds and Products as is (i) normal and customary in the pharmaceutical industry generally for parties similarly situated and (ii) otherwise required by Applicable Law. Upon request by AstraZeneca, Mereo shall provide to AstraZeneca evidence of its insurance coverage, including copies of applicable insurance policies.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

14.	TERM AND TERMINATION

14.1	Term and Expiration

This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Product (such period, the “Term”). Following the expiration of the Royalty Term for a Product in a country, the grants in Section 2.1 shall become fully-paid, royalty-free, and irrevocable for such Product in such country. For clarity, upon the expiration of the Term, the grants in Section 2.1 shall become fully-paid, royalty-free, and irrevocable in their entirety.

14.2	Termination

14.2.1	Termination for Material Breach

In the event that either Party (the “Breaching Party”) shall be in material breach in the performance of any of its obligations under this Agreement prior to or after the Option Exercise Date, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement in its entirety by providing sixty (60) days (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and provided such termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such default cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions). For the purposes of this Section 14.2.1, Mereo shall be deemed to be in material breach of the performance of its obligations under this Agreement if MBGP is in material breach of the performance of any of its obligations under the Subscription Deed.

14.2.2	Termination by Mereo

Prior to the Option Exercise Date, Mereo shall have the right to terminate this Agreement in its entirety, without cause, upon sixty (60) days’ prior written notice, such termination to be effective at the end of such notice period.

14.2.3	Termination for Insolvency

In the event that either Party (or, in the case of Mereo, MBGP or any other person who controls (as defined in Section 1.4) Mereo: (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of an administrator, liquidator, receiver or trustee over it or substantially all of its property that is not discharged within ninety (90) days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

14.3	Rights in Bankruptcy

All rights and licenses granted under or pursuant to this Agreement by Mereo or AstraZeneca are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

15.	Consequences of Termination of this Agreement in its entirety

15.1.1	In the event of a termination of this Agreement in its entirety for any reason:

(a)

the grants in Section 2.1 shall become fully-paid, royalty-free, and irrevocable for such Product in their entirety provided however that if AstraZeneca terminates pursuant to Section 14.2.1 (Termination for Material Breach) or 14.2.3 (Termination for Insolvency) or where Mereo terminates pursuant to Section 14.2.2 (Termination by Mereo), then all rights and licenses granted by AstraZeneca hereunder shall immediately terminate, including, for clarity, any sublicense granted by Mereo pursuant to Section 2.2; and

(b)	subject to Section 15.1.1(a), nothing in the Agreement will be construed to release either Party from any obligation that matured before the effective date of termination.

15.1.2

In addition to the provisions of Section 15.1.1, on a termination of this Agreement in its entirety by Mereo pursuant to Section 14.2.2 (Termination by Mereo) or by AstraZeneca pursuant to Section 14.2.1 (Termination for Material Breach) or 14.2.3 (Termination for Insolvency):

(a)

Mereo shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, when and as requested by AstraZeneca, assign to AstraZeneca [***] of its right, title and interest in and to (a) all Regulatory Documentation (including any Regulatory Approvals) applicable to any Compound(s) or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Product(s) then owned or Controlled by Mereo or any of its Affiliates; provided that if any such Regulatory Documentation or Regulatory Approval is not immediately transferable in a country, Mereo shall provide AstraZeneca with [***] benefit of such Regulatory Documentation or Regulatory Approval, as applicable, and such assistance and cooperation as necessary or reasonably requested by AstraZeneca to timely transfer such Regulatory Documentation or Regulatory Approval, as applicable, to AstraZeneca or its designee [***];

(b)

unless expressly prohibited by any Regulatory Authority, at AstraZeneca’s written request, Mereo shall and hereby does, and shall cause its Affiliates to, (a) transfer control to AstraZeneca of [***] clinical studies involving Products thereto being conducted by or on behalf of Mereo, an Affiliate as of the effective date of termination and (b) continue to conduct such clinical studies, [***], for up to [***] days to enable such transfer to be completed without interruption of any such clinical study; provided that AstraZeneca shall not have any obligation to continue any clinical study unless required by Applicable Law;

(c)

at AstraZeneca’s written request, Mereo shall, and cause its Affiliates to, assign to AstraZeneca all Product Agreements, unless, with respect to any such Product Agreement, such Product Agreement expressly prohibits such assignment, in which case Mereo (or such Affiliate) shall cooperate with AstraZeneca in all reasonable respects to secure the consent of the applicable Third Party to such assignment and if any such consent cannot be obtained with respect to a Product Agreement, Mereo shall, and cause its Affiliates to, obtain for AstraZeneca [***] of the practical benefit and burden under such Product Agreement, including by (a) [***] and (b) [***]; and

(d)

at AstraZeneca’s written request, Mereo shall supply to AstraZeneca such quantities of the Compound(s) and Product(s) as [***] from time to time [***] to Manufacture such Compound(s) and Product(s) until the earlier of (a) such time as AstraZeneca has established an alternate, validated source of supply for the Compound(s) and Product(s) and AstraZeneca is receiving supply from such alternative source and (b) the [***] of the effective date of termination of this Agreement.

15.1.3	In addition to the provisions of Sections 15.1.1 and 15.1.2:

(a)

if Mereo exercises its right to terminate this Agreement in its entirety pursuant Section 14.2.1 (Termination for Material Breach) or 14.2.3 (Termination for Insolvency):AstraZeneca shall have the [***] option for a period of [***] days after such termination to negotiate for an exclusive license for all Confidential Information and Patents Controlled by Mereo and its Affiliates claiming Inventions developed under the Agreement by Mereo and its Affiliates claiming the composition or methods of use or Manufacture of Compounds or Products; and

(b)

if Mereo exercises its right to terminate this Agreement in its entirety pursuant to Section 14.2.2 (Termination by Mereo), or AstraZeneca exercises its right to terminate this Agreement in its entirety pursuant to Section 14.2.1 (Termination for Material Breach) or 14.2.3 (Termination for Insolvency):

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

(i)	Mereo shall and hereby does, and shall cause its Affiliates to, grant to AstraZeneca solely for the Exploitation in the Territory in the Field of any Compound(s) or Product(s):

(A)	[***] royalty-free license with the right to grant multiple tiers of sublicenses, in and to all Confidential Information of Mereo and its Affiliates [***] to the Compound(s) or any Product(s); and

(B)

[***] license with the right to grant multiple tiers of sublicenses, in and to all Confidential Information of Mereo and its Affiliates [***] of any Compound(s) or any Product(s). In the interest of clarity, the non-exclusive license would only to Exploit Compounds or Product(s); and

(ii)

Mereo shall and hereby does, and shall cause its Affiliates to, effective as of the effective date of termination, grant AstraZeneca solely for the Exploitation in the Territory of any Compound(s) or Product(s) in the Field:

(A)	[***], royalty-free license, with the right to grant multiple tiers of sublicenses, in and to all:

(I)	Patents Controlled by Mereo or its Affiliates claiming Inventions [***] to the [***] of Compounds or Products; and

(II)	Know-How Controlled by Mereo or its Affiliates [***] to the [***] of Compounds or Products; and

(B)	[***] license, with the right to grant multiple tiers of sublicenses, in and to all:

(I)	Patents Controlled by Mereo or its Affiliates claiming Inventions [***] Compounds or Products by Mereo or its Affiliates; and

(II)	Know-How Controlled by Mereo or its Affiliates [***] Compounds or Products by Mereo or its Affiliates; and

(C)

[***], royalty-free license, with the right to grant multiple tiers of sublicenses, in and to all, together with a right of reference, Regulatory Documentation (including any Regulatory Approvals) then Controlled by Mereo or any of its Affiliates.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

15.2	Remedies

Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit any remedies that may otherwise be available in law or equity and shall be without prejudice to the rights of either Party against the other then accruing or accrued under this Agreement. For clarity, on any expiry or termination of this Agreement on or after the Option Exercise Date, each Party shall retain all rights that may otherwise be available in law or equity to pursue any remedy available to such Party for the material breach of the other Party.

15.3	Accrued Rights; Surviving Obligations

Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, (a) Sections 1, 2.5, 2.6, 3.4, 5.3, 7.3, 8.10, 8.12, 8.13, 8.14, 9.1, 10, 13.1 to 13.4, 14.1, 15, 16.5 to 16.8 and 16.9 to 16.18 of this Agreement shall survive the termination or expiration of this Agreement for any reason and (b) the grants in Section 2.1 shall survive the expiration of the Term in accordance with Section 14.1.

16.	MISCELLANEOUS

16.1	Force Majeure

Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (other than a labor disturbance involving the workforce of the non-performing Party where such event is within the reasonable control of the non-performing Party), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

16.2	Export Control

This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

16.3	Assignment

16.3.1

Neither Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that each Party shall have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their (sub)licensees, and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their (sub)licensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates; provided that such assigning Party shall provide written notice to the other Party within [***] days after such assignment or delegation, [***].

16.3.2

In the event that Mereo assigns (or otherwise transfers) the Option Intellectual Property to any Third Party (following Mereo’s exercise of the Option), Mereo shall assign its rights and obligations under this Agreement to the assignee of the Option Intellectual Property such that the assignee shall be bound by such obligations in place of Mereo, provided that [***] to [***] under Section [***] in the event: (i) such assignment or transfer [***]; and (ii) [***]. Mereo shall provide written notice to AstraZeneca within [***] days after any such assignment.

16.3.3

Any successor of a Party or any assignee of all of a Party’s rights under this Agreement pursuant to this Section 16.3 that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the successors and assigns of such Party pursuant to this Section 16.3; provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement.

16.3.4

In the event that Mereo wishes to assign (or otherwise transfer) part, but not all, of the Option Intellectual Property to any Third Party (following Mereo’s exercise of the Option) (i) the Parties shall in good faith agree any amendments to this Agreement that may be necessary to reflect such partial assignment and (ii) following such amendment, Mereo shall assign such Option Intellectual Property together with applicable rights and obligations under this Agreement to the assignee of the Option Intellectual Property such that the assignee shall be bound by such obligations.

16.3.5	Any attempted assignment or delegation in violation of this Section 16.3 shall be void and of no effect.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

16.4	Subcontracting

Subject to Section 2.2, Mereo may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors). Mereo shall remain at all times responsible for the performance of its subcontractors and the appointment of a subcontractor shall not relieve Mereo of its obligations under this Agreement, except to the extent they are satisfactorily performed by such subcontractor.

16.5	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

16.6	Dispute Resolution

16.6.1

If a dispute arises between the Parties in connection with or relating to this (a) Agreement or (b) any document or instrument delivered in connection herewith (collectively, (a) and (b), a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of [***]. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. For purposes of referrals under this Section 16.6.1, it will be sufficient for a Party to send notice (a “Notice of Arbitration”) of the Dispute to the Senior Officers of the other Party, and no meeting among the Senior Officers shall be required.

16.6.2

Any Dispute not resolved by the Senior Officers within such [***] period, shall be determined by arbitration administered by the [***] in accordance with its International Arbitration Rules. The number of arbitrators (each, an “Arbitrator”) shall be three (3). Each of the Arbitrators must have experience with disputes related to the pharmaceutical industry. Within [***] days after the filing of the Notice of Arbitration, each of Mereo and AstraZeneca shall simultaneously appoint one (1) Arbitrator. Within [***] days after the appointment of the two party-appointed Arbitrators, the two party-appointed Arbitrators shall appoint the third Arbitrator, who shall serve as the chair of the tribunal. Any Arbitrator not appointed within these time limits shall be appointed by the [***]. The place of arbitration shall be [***]. Judgment may be entered upon any award in [***] (to the jurisdiction of which the Parties irrevocably and unconditionally submit for themselves and their property, and waive any jurisdictional objection or challenge to such courts, including without limitation the defense of inconvenient forum), or any other court of competent

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

jurisdiction. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. The Arbitrators shall award to the prevailing party, if any, as determined by the Arbitrators, its reasonable attorneys’ fees and costs. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in this Section 16.6.2 is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding.

16.7	Governing Law, Jurisdiction and Service

16.7.1	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

16.7.2	Service

Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 16.8.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

16.8	Notices

16.8.1	Notice Requirements

Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 16.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 16.8.1. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by email (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 16.8.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

16.8.2	Address for Notice

If to Mereo, to:

Mereo BioPharma 4 Limited

1 Cavendish Place

London W1G 0QF

United Kingdom

Attention: General Counsel

Email: [***]

with copies (which shall not constitute notice) to:

Mereo BioPharma Group plc

1 Cavendish Place

London W1G 0QF

United Kingdom

Attention: General Counsel

Email: [***]

and

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: [***]

Email: [***]

If to AstraZeneca, to:

AstraZeneca UK Limited

Macclesfield, Cheshire, SK10 2NA

Attention: Deputy General Counsel, Corporate

Email: [***]

with a copy (which shall not constitute notice) to:

Bristows LLP

100 Victoria Embankment, London, EC4Y 0DH, United Kingdom

Attention: [***]

Email: [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

16.9	Entire Agreement; Amendments

This Agreement, together with the Schedules attached hereto, the Subscription Deed and the Parent Company Guarantee, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

16.10	English Language

This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

16.11	Equitable Relief

Each Party acknowledges and agrees that the restrictions set forth in Sections 10 and 11 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Sections may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Sections, the non- breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 16.11 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

16.12	Waiver and Non-Exclusion of Remedies

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

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16.13	No Benefit to Third Parties

The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

16.14	Further Assurance

Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

16.15	Relationship of the Parties

It is expressly agreed that AstraZeneca, on the one hand and Mereo, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither AstraZeneca, on the one hand, nor Mereo, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action, that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

16.16	References

Unless otherwise specified, (1) references in this Agreement to any Section or Schedule shall mean references to such Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

16.17	Construction

Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term

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“including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

16.18	Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[Signature Page Follows]

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EXECUTION PAGE TO EXCLUSIVE LICENSE AND OPTION AGREEMENT

IN WITNESS WHEREOF this Agreement is duly executed by the authorized representatives of the Parties as of the date first written above.

ASTRAZENECA AB PUBL

By:	/s/ Jan-Olof Jacke
Name:
Title:	President AstraZeneca AB

MEREO BIOPHARMA 4 LIMITED

By:	/s/ Denise Scots-Knight
Name:
Title:	Chief Executive Officer and Director

SCHEDULE 1.3

ADDITIONAL STUDIES

1.	DESCRIPTION OF ADDITIONAL STUDIES

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SCHEDULE 1.25

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SCHEDULE 1.79

OPTION PATENTS

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SCHEDULE 10.4

AGREED PRESS RELEASE

THE INFORMATION CONTAINED WITHIN THIS ANNOUNCEMENT IS DEEMED BY THE COMPANY TO CONSTITUTE INSIDE INFORMATION AS STIPULATED UNDER THE EU MARKET ABUSE REGULATION (596/2014). UPON THE PUBLICATION OF THE ANNOUNCEMENT VIA A REGULATORY INFORMATION SERVICE, THIS INFORMATION IS CONSIDERED TO BE IN THE PUBLIC DOMAIN

Mereo BioPharma Group plc

(“Mereo” or “Mereo BioPharma” or the “Company” or the “Group”)

Mereo BioPharma announces agreement with AstraZeneca AB (“AstraZeneca”)

for an exclusive license and option to acquire AZD9668

Highlights

•	Potential novel oral therapy for the orphan disease alpha-1 antitrypsin deficiency

•

Substantive and supportive clinical data package available from studies in linked respiratory diseases; c.1,000 patients have been treated with the drug with positive data on safety, tolerance and efficacy

•	Initial upfront consideration and planned Phase II study to be funded from the Company’s existing resources

•	AstraZeneca to become a shareholder in Mereo

London, XX October 2017 – Mereo BioPharma Group plc (AIM: MPH), a clinical stage, UK-based, biopharmaceutical company focused on rare and specialty diseases, today announces that it has reached an agreement with AstraZeneca for an exclusive license, including an option to acquire, AZD9668, an oral inhibitor of neutrophil elastase. Under the exclusive license the Company plans to conduct a Phase II study for the treatment of alpha-1 antitrypsin deficiency (“AATD”), a congenital orphan condition. The Company has the right to exercise its option to acquire AZD9668 after the initiation of pivotal studies.

Denise Scots-Knight, CEO of Mereo BioPharma Group plc commented:

“We are delighted to have closed this agreement with AstraZeneca for AZD9668 in furtherance of our stated strategy of building a portfolio of products focussed on rare and speciality diseases. We believe that this neutrophil elastase inhibitor has potential as an effective, orally available treatment for alpha-1 antitrypsin deficiency, an undertreated orphan condition that results in progressive lung destruction. The structure of this license and option agreement allows us to complete the Phase II study with our existing resources before triggering additional payments to acquire the asset outright.”

“AstraZeneca has generated a substantial clinical data package on AZD9668 which includes extensive Phase II studies in several respiratory conditions that will inform the initial Phase II clinical study we are planning for AATD. We believe that the neutrophil elastase inhibitor AZD9668 could provide a new innovative approach for the treatment of AATD, which affects approximately 100,000 patients in the US and 120,000 patients in Europe.” “As part of this agreement, we also welcome AstraZeneca as another large pharma shareholder in the Company, alongside Novartis.”

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Kumar Srinivasan, Vice President of Scientific Partnering & Alliances at AstraZeneca added:

“This transaction reaffirms AstraZeneca’s commitment to patients by re-positioning an asset into an orphan indication with a high unmet need. We will continue to divest or out-license deprioritized assets where we believe it will help accelerate the development of new medicines.”

Professor Sandy Sandhaus MD, PhD, FCCP said: “Alpha-1 antitrypsin deficiency is a debilitating disease with limited treatment options. Available data to date suggests AZD9668 may be effective in treating this condition. I welcome Mereo’s clinical development programme that will evaluate its potential in this setting.”

Robert A. (Sandy) Sandhaus, MD, PhD, FCCP is Professor of Medicine at National Jewish Health in Denver CO and a leading expert in the treatment of AATD. He is also the Medical Director at AlphaNet, a patient advocacy organisation for patients with AATD, and Clinical Director of the Alpha-1 Foundation that promotes research and development of new therapies for the treatment of AATD.

A conference call for analysts will be held today at 1pm GMT see below for details.

Outline of deal terms

Mereo has acquired the license and option to acquire AZD9668 for an initial upfront payment totalling US $5 million, in a combination of US $3 million in cash and the issue of • new ordinary shares in the capital of the Company (“New Ordinary Shares”) to satisfy the balance of the upfront payment. The New Ordinary Shares are expected to be issued to AstraZeneca on or around • 2017.

Additional deferred payments in cash and in new ordinary shares would be payable on certain milestones based on completion and success of the proof of concept study in AATD and upon the initiation of a potentially pivotal study in this indication.

Additional global filing and approval milestones are payable following successful pivotal data. Under the agreement, following product launch, if approved, the Company will pay AstraZeneca commercial milestones, sales-related payments and royalties, each in line with rates for analogous licensing deals for drugs at this stage of development.

The cash element of the upfront payment for the option purchase and the initial Phase II study will be funded from the Company’s existing financial resources.

Application will be made for the New Ordinary Shares to be admitted to trading on the AIM market operated by the London Stock Exchange and admission is expected to become effective and dealings in the New Ordinary Shares on the London Stock Exchange are expected to commence on or around • 2017. The New Ordinary Shares, when issued, will rank pari passu with the existing ordinary shares in the capital of the Company.

Following the issue of the New Ordinary Shares, the total number of shares in issue will be • ordinary shares, each with voting rights. Therefore, the total number of voting rights in the Company with effect from such date will be •. This figure may be used from such date by shareholders in the Company as the denominator for the calculations by which they will determine if they are required to notify their interest, or a change to their interest, in the Company under the Financial Conduct Authority’s Disclosure Guidance and Transparency Rules.

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About AATD

AATD is a genetic disorder that affects approximately 100,000 patients in the United States and 120,000 patients in Europe [rarediseases.org/rare-diseases/alpha-1-antitrypsin-deficiency]. It can cause severe debilitating conditions such as chronic liver disease but, most notably, pulmonary emphysema, which is a life-threatening disease. Pulmonary emphysema results in irreversible destruction of the tissues supporting the function of the lungs and causing severe shortness of breath and wheeze. Patients typically present between the ages of 20 and 50 and have both a significantly reduced quality of life and a reduced life expectancy.

The lung damage in AATD results from loss of the normal protective effect of alpha-1 antitrypsin against the damaging enzymes released during inflammation, specifically neutrophil elastase.

Current standard of care for AATD varies from country to country. Protein replacement therapy, involving weekly infusions of plasma-derived alpha 1 antitrypsin is approved but is only reimbursed in the United States and some European countries. By suppressing neutrophil elastase through a more easily administered oral treatment, Mereo believes AZD9668 has significant differentiation from the current protein replacement therapy.

AstraZeneca has conducted a number of Phase I and Phase II clinical studies with AZD9668 in respiratory conditions that share some common pathology with AATD, specifically chronic obstructive pulmonary disease (“COPD”), cystic fibrosis and bronchiectasis. Approximately 1,000 patients have been treated with the drug in clinical studies to date. These studies have shown AZD9668 to be safe and well-tolerated. They have also generated signals of efficacy in lung function and biomarker data that are consistent with an elastase-mediated mechanism of action.

Mereo intends to initiate a Phase II study in AATD in 2018. This Phase II study is expected to be a 12-week randomized, placebo controlled, study that will evaluate two doses of AZD9668 in approximately 150 patients with the PiZZ and NULL genetic mutations. These mutations are seen in the more severely affected patients who have very low (PiZZ) or zero (NULL) alpha-1 antitrypsin levels. Mereo expects to leverage the internal expertise and respiratory disease key opinion leader network that it has assembled for the development of acumapimod to develop AZD9668.

Analyst conference call

A conference call for analysts will be held today at 1pm GMT. To participate please dial:

United Kingdom: +44 3333000804

United States: +1 6319131422

PIN: 33714203#

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

For Further Enquiries:

Mereo BioPharma Group plc	+44 (0)333 023 7319
Denise Scots-Knight, Chief Executive Officer
Richard Jones, Chief Financial Officer

Nominated Adviser and Joint Broker Cantor Fitzgerald Europe	+44 (0)20 7894 7000
Phil Davies
Will Goode

Joint Broker RBC Capital Markets	+44 (0)20 7653 4000
Rupert Walford
Laura White

Public Relations Adviser to Mereo BioPharma FTI Consulting	+44 (0)20 3727 1000
Ben Atwell
Simon Conway
Brett Pollard

US Public Relations Advisor to Mereo BioPharma Burns McClellan	+01 (0) 212 213 0006
Lisa Burns
Steven Klass

About Mereo

Mereo BioPharma is an innovative biopharma company established to address the R&D and financial challenges faced by an increasing number of large pharma and biotech companies. Mereo focuses on developing and optimizing the value of novel medicines acquired from large pharma and biotech designed to address significant unmet medical needs in rare and specialty disease areas.

Mereo is comprised of a strong team with broad operational capabilities and the financial resources to conduct comprehensive clinical studies. The Company plans to build a rare and orphan commercial business combined with plans to partner where appropriate.

Mereo’s existing portfolio consists of three mid-late stage clinical assets that were acquired from Novartis in July 2015 each with proof of concept data in the indication that Mereo is now developing. BPS-804 is being developed for the prevention of fractures resulting from osteogenesis imperfecta (brittle bone disease); acumapimod (BCT-197), is being developed to treat inflammation in patients with an AECOPD; and BGS-649 is a once-weekly oral novel therapy that restores the patient’s own testosterone in men with hypogonadotropic hypogonadism.

In H1 2016 the Company initiated a Phase 2 study with acumapimod and a Phase 2b study with BGS-649. Mereo recently announced commencement of the first potentially pivotal Phase 2b trial for BPS-804 and completion of enrolment of both the acumapimod Phase 2 study and the BGS-649 Phase 2b study. The acquisition of AZD9668 is in furtherance of the Company’s objective to build a portfolio of additional rare and specialty products acquired from large pharmaceutical and biotechnology companies. The Company continues to actively evaluate other opportunities with this product profile.

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